EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

HMAN GROUP HOLDINGS INC.,

HMAN INTERMEDIATE HOLDINGS CORP.,

HMAN MERGER SUB CORP.,

OHCP HM ACQUISITION CORP.

AND

THE REPRESENTATIVE
(AS DEFINED HEREIN)

May 16, 2014

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EXHIBITS

Exhibit A	Balance Sheet Rules
Exhibit B	Form of Letter of Transmittal
Exhibit C	Form of Escrow Agreeme

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 16, 2014 by and among HMAN Group Holdings Inc., a Delaware corporation (“Parent”), HMAN Intermediate Holdings Corp., a Delaware corporation (“Intermediate Holdco”), HMAN Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), OHCP HM Acquisition Corp., a Delaware corporation (the “Company”), Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P., collectively in their capacity as the Representative (as defined herein).

RECITALS

WHEREAS, Parent has formed Intermediate Holdco, a wholly-owned direct subsidiary of Parent, and Intermediate Holdco has formed Merger Sub, a wholly-owned direct subsidiary of Intermediate Holdco, in each case for the purpose of consummating the Merger (as defined below);

WHEREAS, the Board of Directors of each of Parent, Intermediate Holdco, Merger Sub and the Company has approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall continue as the surviving corporation and as a direct wholly-owned subsidiary of Intermediate Holdco and an indirect wholly-owned subsidiary of Parent, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of each of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Intermediate Holdco and Intermediate Holdco has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

WHEREAS, concurrently with the execution of this Agreement, certain Company Stockholders (the “Rollover Holders”) have agreed (or may agree after the date hereof) to contribute certain Common Shares (such shares, collectively, the “Rollover Shares”) to Parent pursuant to a Rollover Agreement (each, a “Rollover Agreement” and collectively, the “Rollover Agreements”, and such contributions, collectively, the “Rollover Contribution”) between each such Rollover Holder, the Company and Parent pursuant to which the parties thereto have agreed that, in connection with the Merger and subject to the terms and conditions thereof, immediately prior to the Effective Time, the Rollover Holders shall effect the Rollover Contribution and Parent shall issue to each Rollover Holder the number of Parent Common Shares determined in accordance with this Agreement and the Rollover Agreements (such transactions, collectively, the “Contribution and Issuance”);

WHEREAS, this Agreement will be adopted, and the transactions contemplated hereby will be approved, by the written consent of the Company Stockholders holding at least a majority of the outstanding voting stock of the Company in accordance with Section 228 of the

DGCL (the “Written Consent”) as promptly as practicable but not later than forty-eight hours following the execution and delivery of this Agreement by all the Parties;

WHEREAS, Parent has entered into a stockholder support agreement with affiliates of the Representative pursuant to which, among other things, such persons will agree, among other things, to vote all of the Parent Common Shares owned by them in favor of the Merger and the adoption of this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions. As used herein, the following terms shall have the meanings ascribed to them in this Section 1.1.

“2013 DSUs” has the meaning set forth in Section 6.13.

“2014 Cash Payment” has the meaning set forth in Section 6.13.

“2014 DSUs” has the meaning set forth in Section 6.13.

“Accounting Firm” has the meaning set forth in Section 3.6(f).

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Adjustment Amount” means the lesser of (a) (i) the Closing Date Merger Consideration as finally determined pursuant to Section 3.6 minus (ii) the Closing Date Merger Consideration as set forth on the Estimated Closing Statement (which may be a positive or negative number) and (b) $7,500,000.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Affiliate Transaction” has the meaning set forth in Section 4.17.

“Agreement” has the meaning set forth in the introductory paragraph above.

“Alternative Transaction” has the meaning set forth in Section 6.11.

“Antitrust Laws” has the meaning set forth in Section 6.2(c).

“Audited Financial Statements” means the audited consolidated balance sheets of Hillman Companies as of December 31, 2013, December 31, 2012 and December 31, 2011, and the related consolidated statements of comprehensive loss, stockholders’ equity and cash flows for each of the fiscal years then ended.

“Balance Sheet” means the audited consolidated balance sheet of Hillman Companies as of the Balance Sheet Date.

“Balance Sheet Date” means December 31, 2013.

“Balance Sheet Rules” means the rules set forth on Exhibit A.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Business Affiliate” has the meaning set forth in Section 6.11.

“Business Day” means any day other than a Saturday or Sunday, or a day on which banking institutions in New York, New York are authorized or obligated by Law to close.

“Cash Amount” means the Cash on Hand as of 11:59 p.m. (Cincinnati, Ohio time) on the day preceding the Closing Date, without giving effect to the transactions contemplated by this Agreement.

“Cash on Hand” means, as of a given time, the consolidated cash, cash equivalents and marketable securities (other than restricted investments) held by, or on behalf of, any of the Acquired Companies at such time, in each case, determined in  accordance with GAAP; provided that if denominated in currency other than U.S. dollars, than expressed in U.S. dollars calculated based on the relevant currency exchange rate in effect (as published by XE.com) as of 4:00 p.m. (New York, New York time) on the day preceding the Closing Date. For the avoidance of doubt, Cash on Hand will be determined net of outstanding checks and wire transfers.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change” has the meaning set forth in the definition of Material Adverse Effect.

“Charges” has the meaning set forth in Section 10.15(d).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Cash Merger Consideration” has the meaning set forth in Section 3.1.

“Closing Date Merger Consideration” has the meaning set forth in Section 3.1.

“Closing Date Per Share Cash Merger Consideration” equals the quotient obtained by dividing (a) (i) the Closing Date Cash Merger Consideration plus (ii) the aggregate exercise price of all In-the-Money Options outstanding immediately prior to the Effective Time, by (b) the Fully-Diluted Shares.

“Closing Date Per Share Merger Consideration” equals the quotient obtained by dividing (a) (i) the Closing Date Merger Consideration plus (ii) the aggregate exercise price of all In-the-Money Options outstanding immediately prior to the Effective Time, by (b) the Fully-Diluted Shares.

“Closing Working Capital” means the consolidated current assets (excluding Cash on  Hand, restricted investments and current and deferred income tax assets) of the Acquired Companies as of 11:59 p.m. (Cincinnati, Ohio time) on the day preceding the Closing Date, minus the consolidated current liabilities (excluding Company Debt, Company Transaction Expenses, current and deferred income tax liabilities and deferred compensation) of the Acquired Companies as of 11:59 p.m. (Cincinnati, Ohio time) on the day preceding the Closing Date, in each case without giving effect to the transactions contemplated by this Agreement and determined in accordance with GAAP and the Balance Sheet Rules; provided that in the event of inconsistency between GAAP and the Balance Sheet Rules, the Balance Sheet Rules shall apply; it being understood that the calculation of “current assets” and “current liabilities” for purposes of this definition shall only include the specific balance sheet line items included in the example of Closing Working Capital attached hereto as Schedule 1.1(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Share” means a share of Common Stock that is issued and outstanding immediately prior to the Effective Time.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the introductory paragraph above.

“Company Debt” means, as of any time, without duplication, all obligations of any of the Acquired Companies: (a) for borrowed money, whether current, short-term or long-term, secured or unsecured, including the outstanding principal amount of and accrued and unpaid interest owed by the Acquired Companies under the Credit Facility and including any prepayment premiums, breakage costs (including LIBOR breakage costs), and other fees and expenses incurred in connection with the repayment, redemption, defeasance or satisfaction of the obligations under the Credit Facility; (b) evidenced by bonds, debentures, notes, or similar instruments, including the outstanding principal amount and accrued and unpaid interest thereunder, and other fees and expenses incurred in connection with the repayment, redemption, repurchase, defeasance or satisfaction of the Reporting Subsidiary Senior Notes, including (i) on the Reporting Subsidiary Senior Notes, together with the call premium or any repurchase amount for the repayment or purchase thereof then in effect at, and all accrued interest through and until, the time of the redemption or repurchase of such Reporting Subsidiary Senior Notes, and other fees and expenses incurred in connection with the repayment or repurchase of the Reporting

Subsidiary Senior Notes, as contemplated in Section 3.5(a) and Section 6.14 (including, for the avoidance of doubt, clauses (x) and (y) in Section 6.14(b)), as applicable, and (ii) on the Junior Subordinated Debentures; (c) under conditional sale, title retention or similar agreements or arrangements creating an obligation of any Acquired Company with respect to the deferred purchase price of property (including “earn-out” payments, but excluding accounts payable and other current liabilities incurred in the ordinary course of business); (d) under guarantees by an Acquired Company on account of indebtedness of any other Person; (e) all obligations, contingent or otherwise, of any Acquired Company as an account party in respect of drawn letters of credit (except those current letters of credit related to certain insurance policies of the Acquired Companies as set forth on Schedule 4.15 (Insurance)); (f) the net liability, if any, in respect of interest rate and currency obligation swaps, collars, caps, hedges or similar instruments (whether or not such instruments are terminated or remain outstanding as of the Closing); and (g) in respect of any lease of real or personal property which liabilities are required to be classified and accounted for under GAAP as capital leases.  “Company Debt” will not include (x) intercompany obligations or liabilities, any current liabilities included in the calculation of Closing Working Capital or Company Transaction Expenses or (y) any contractual obligations to KeyWorks-KeyExpress, LLC pursuant to that certain Development Alliance Agreement, dated March 10, 2011, as amended.

“Company Intellectual Property” has the meaning set forth in Section 4.8(b).

“Company Optionholders” means the holders of all the outstanding and unexercised Company Options at or prior to the Effective Time.

“Company Options” means options to purchase shares of Common Stock.

“Company Securities” means the Common Stock and the Company Options, collectively.

“Company Securityholders” means the Company Stockholders and the Company Optionholders, collectively.

“Company Stockholders” means the holders of all issued and outstanding Common Shares at or prior to the Effective Time (including for the avoidance of doubt the Rollover Holders with respect to their Rollover Shares).

“Company Transaction Expenses” means, without duplication, and to the extent unpaid prior to the Effective Time, the aggregate amount payable by or on behalf of any of the Acquired Companies, the Representative, the Rollover Holders or the Company Stockholders in respect of all out-of-pocket costs, fees and expenses incurred by or on behalf of any of them in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including (i) the fees, costs and other expenses incurred by the Acquired Companies to financial advisors, legal advisors and accountants (including Barclays Capital Inc., Paul, Weiss, Rifkind, Wharton & Garrison LLP and KPMG LLP) for services performed prior to the Closing in connection with the transactions contemplated hereby, (ii) any change of control bonus, transaction bonus, discretionary bonus, “stay put”, severance payment, or other compensatory payments to be made to employees of the Acquired Companies at the

Closing as a result of the execution of this Agreement or consummation of the transactions contemplated or at the Closing at the discretion of the Acquired Companies or Company Securityholders, including the Performance Transaction Bonus (which, for purposes of this definition, shall be deemed to be $1,000,000 at the Closing), (iii) the value as set forth on the Company’s books and records of any 2013 DSUs to the extent they are not satisfied and cancelled prior to 11:59 p.m. (Cincinnati, Ohio) on the day preceding the Effective Time, as contemplated by Section 6.13 and (iv) all amounts payable by the Acquired Companies pursuant to the Expense Reimbursement Agreement in connection with the consummation of the transactions contemplated hereunder. Notwithstanding anything to the contrary contained herein, “Company Transaction Expenses” shall not include Company Debt or any fees and expenses incurred by or on behalf of the Acquired Companies in connection with their compliance with Section 6.6(b) (Financing Cooperation) hereof.

“Company Transaction Expenses Amount” means the Company Transaction Expenses unpaid and in excess of the Initial Transaction Expenses as of immediately prior to the consummation of the transactions contemplated hereunder.

“Company’s Knowledge” or words of similar import means the actual knowledge of James P. Waters, Anthony A. Vasconcellos, Robert J. Lackman and Douglas D. Roberts.

“Compliant” means, with respect to the Required Financial Information, that such Required Financial Information (i) does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not materially misleading under the circumstances, (ii) the financial statements and other financial information included in such Required Financial Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company and its Subsidiaries’ applicable independent accountants to issue comfort letters to the financing sources providing the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period and (iii) includes all information required by the definition of Required Financial Information.

“Company Related Parties” has the meaning set forth in Section 9.3(c).

“Confidentiality Agreement” means the Confidentiality Agreement dated April 8, 2014 by and between the Company and an Affiliate of Parent.

“Continuing Employee” has the meaning set forth in Section 8.4(a).

“Contract” means any legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease, license or use and occupancy agreement.

“Contribution and Issuance” has the meaning set forth in the Recitals above.

“Credit Facility” means the Amended Credit Agreement, dated as of May 28, 2010 and amended on December 22, 2010, April 18, 2011, November 4, 2011, January 25, 2012, November 7, 2012, February 14, 2013 and December 19, 2013, by and among the Company, The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., Barclays Bank PLC, as Administrative Agent and the other lender parties thereto, from to time party thereto (as it may be amended, supplemented or modified from time to time).

“Debt Amount” means the Company Debt existing as of 11:59 p.m. (Cincinnati, Ohio time) on the day preceding the Closing Date.

“Debt Financing” has the meaning set forth in Section 5.8(a).

“Debt Financing Commitments” has the meaning set forth in Section 5.8(a).

“Debt Financing Sources” means the lenders party to the Debt Financing Commitments (and any alternative debt financing sources permitted under this Agreement) and the former, current and future equityholders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners of such lenders (and alternative debt financing sources permitted under this Agreement) and/or their respective Affiliates, successors and assigns.

“Deferred Stock Unit Plan” has the meaning set forth in Section 4.2(a).

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Letter” has the meaning set forth in Article IV.

“Dispute Resolution Procedure” has the meaning set forth in Section 3.6(f).

“Dissenting Shares” has the meaning set forth in Section 3.9.

“Dissenting Stockholders” has the meaning set forth in Section 3.9.

“D&O Indemnified Parties” has the meaning set forth in Section 8.3(a).

“DOJ” has the meaning set forth in Section 6.2(b).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” has the meaning set forth in Section 4.13(a).

“Enterprise Value” means $1,475,000,000.

“Environmental Requirements” means all applicable Laws concerning pollution, protection of the environment or natural resources and human health and safety, as such requirements are enacted and in effect on or prior to the Closing Date.

“Equity Financing” has the meaning set forth in Section 5.8(a).

“Equity Financing Commitment” has the meaning set forth in Section 5.8(a).

“Equity Financing Source” has the meaning set forth in Section 5.8(a).

“Equity Incentive Plan” means the OHCP HM Acquisition Corp. 2010 Stock Option Plan (as may be amended, supplemented or modified from time to time).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be treated as a “single employer” for purposes of Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Escrow Account” has the meaning set forth in Section 3.5(e).

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” has the meaning set forth in Section 3.5(e).

“Escrow Amount” means $7,500,000.

“Estimated Cash Amount” has the meaning set forth in Section 3.4.

“Estimated Closing Statement” has the meaning set forth in Section 3.4.

“Estimated Company Transaction Expenses Amount” has the meaning set forth in Section 3.4.

“Estimated Debt Amount” has the meaning set forth in Section 3.4.

“Estimated Working Capital” has the meaning set forth in Section 3.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Expense Reimbursement Agreement” means that certain Expense Reimbursement Agreement, dated as of May 28, 2010, by and between The Hillman Companies, Inc. and Oak Hill Capital Management, LLC (as may be amended, supplemented or modified from time to time).

“Final Closing Statement” has the meaning set forth in Section 3.6(g).

“Final Determination Date” has the meaning set forth in Section 3.6(g).

“Final Merger Consideration” means the amount equal to (i) the Closing Date Merger Consideration plus (ii) the Adjustment Amount payable in accordance with Section 3.6.

“Final Per Share Merger Consideration” equals (i) the Closing Date Per Share Cash Merger Consideration, plus (ii) the Pro Rata Share of any Adjustment Amount payable to the Company Securityholders in accordance with Section 3.7, plus (iii) the Pro Rata Share of any portion of the Escrow Amount and/or the Representative Holdback Amount that is ultimately released to Company Securityholders pursuant to and in accordance with the terms of this Agreement and the Escrow Agreement.

“Financing” has the meaning set forth in Section 5.8(a).

“Financing Commitments” has the meaning set forth in Section 5.8(a).

“Financing Cooperation Expenses” has the meaning set forth in Section 6.6(b).

“Financing Cooperation Indemnity” has the meaning set forth in Section 6.6(b).

“Financing Cooperation Obligations” has the meaning set forth in Section 6.6(b).

“Foreign Antitrust Approvals” has the meaning set forth in Section 6.2(b).

“Foreign Plans” has the meaning set forth in Section 4.13(b).

“FTC” has the meaning set forth in Section 6.2(b).

“Fully-Diluted Shares” means the sum, without duplication, of (A) the aggregate number of Common Shares (including Rollover Shares) plus (B) the aggregate number of Common Shares issuable upon the exercise of all In-the-Money Options, in each case issued and outstanding immediately prior to the Effective Time and before giving effect to the Rollover Contribution.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator or any other public authority, whether foreign, federal, state or local.

“Guarantee” has the meaning set forth in Section 5.10.

“Guarantor” has the meaning set forth in Section 5.10.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Hillman Companies” means The Hillman Companies, Inc.

“Income Tax” means any Tax determined in whole or in part with reference to (i) gross or net income or profits (including capital gains, presumed profit, gross receipts or minimum tax and franchise tax imposed in lieu of income tax but in no event including any sales or use tax, property tax, withholding tax, value added tax, social security tax or payroll tax) or

(ii) multiple bases, including corporate franchise, gross receipts, net worth, privilege, doing business or occupation taxes, if one of the bases is listed in clause (i), together with any interest and penalties, fines, additions to tax or additional amounts imposed by a taxing authority.

“Indemnification Agreement” has the meaning set forth in Section 8.3(b).

“Initial Transaction Expenses” means $2,700,000.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means, as they exist anywhere in the world, all trademarks, tradenames, service marks, trade dress, logos, slogans, internet domain names and other indicia of origin and goodwill associated therewith (collectively “Trademarks”), patents, copyrights and trade secrets, industrial designs, know-how and other intellectual property rights and, with respect to each of the foregoing, to the extent applicable, all applications, issuances, registrations, and renewals therefor.

“Intermediate Holdco” has the meaning set forth in the introductory paragraph above.

“In-the-Money Option” means each Company Option to the extent vested or that becomes vested as of the Effective Time, with an exercise price per share of Common Stock subject to such Company Option less than the Closing Date Per Share Merger Consideration.

“In-the-Money Option Cancellation Payment” means, as to each In-the-Money Option, an amount equal to the product of (i) the amount by which the Closing Date Per Share Cash Merger Consideration exceeds the exercise price per share of the applicable In-the-Money Option, multiplied by (ii) the number of shares of Common Stock that would otherwise be issuable upon the exercise of such In-the-Money Option.

“Interim Financial Statements” means the unaudited consolidated balance sheets of the Acquired Companies as of March 31, 2014, and the related consolidated statements of comprehensive loss, stockholders’ equity and cash flows for the three-month period ended March 31, 2014.

“IP License” has the meaning set forth in Section 4.8(f).

“Junior Subordinated Debentures” means those certain 11.6% Junior Subordinated Debentures issued pursuant to that certain Indenture dated as of September 5, 1997, between Sunsource Inc. (n/k/a The Hillman Companies, Inc.) and the Bank of New York, and related agreements.

“Law” means any law, common law, statute, regulation, rule, ordinance or other binding action or requirement of a Governmental Authority.

“Leased Real Property” means the real property leased or subleased to the Acquired Companies and used in the business of the Acquired Companies and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.

“Letter of Transmittal” has the meaning set forth in Section 3.5(b).

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Marketing Period” means the first period of twenty (20)  consecutive Business Days after the date of this Agreement throughout which and on the last day of which (a) Parent shall have received from the Company the Required Financial Information and such Required Financial Information is Compliant; provided, that if the Company shall in good faith believe that it has provided the Required Financial Information and such Required Financial Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with this clause (a) unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information or that such Required Financial Information is not Compliant and within five (5) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity, to the extent reasonably practicable, which Required Financial Information the Company has not delivered or which items of the Required Financial Information are not Compliant), and (b) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing), have, in each case, been satisfied and to the Company’s Knowledge and the knowledge of Parent nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, however, that, notwithstanding the foregoing, the Marketing Period shall end on the date the Debt Financing is consummated if such date is prior to the end of such twenty (20) consecutive Business Day period; provided, however, that the Marketing Period shall exclude July 3, 2014 and July 4, 2014 (it being understood that any such day after the commencement of the Marketing Period shall be disregarded for purposes of calculating the consecutive Business Days constituting the Marketing Period).  Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such twenty (20) consecutive Business Day period, (i) Hillman Companies’ independent auditor shall have withdrawn its audit opinion with respect to Hillman Companies’ financial statements, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of Hillman Companies for the applicable periods by the independent auditor or another independent accounting firm reasonably acceptable to Parent;  (ii) Hillman Companies or any other Acquired Company indicates its intent to, or is actively considering the need to, restate any financial statements included in the Required Financial Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended or Hillman Companies or any other Acquired Company has announced that it has concluded that no restatement shall be required; (iii) any Required Financial Information would not be Compliant at any time during the twenty (20) consecutive Business Day period (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Required Financial Information provided on the first day of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced); or (iv) Hillman Companies shall have failed to file any report or other document required to be filed with the SEC by the date required under the Exchange Act containing any financial information that would be required to be contained therein, in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such reports have been filed. Prior to the end of the Marketing Period, to the extent the Company obtains knowledge that such Required Financial Information is no longer Compliant pursuant to clause (i) of the definition of “Compliant,” the Company will promptly notify Parent and use reasonable best efforts to supplement such Required Financial Information so that the Required Financial Information (upon taking into account such supplement) is Compliant pursuant to clause (i) of such definition).

“Material Adverse Effect” means, with respect to the Acquired Companies, any event, change, effect, condition, circumstance or occurrence (collectively, a “Change”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, assets, business or results of operations of the Acquired Companies, taken as a whole; provided, however, that any adverse Change arising from or related to the following (by itself or when aggregated or taken together with any and all other Changes) shall not be deemed to be or constitute a Material Adverse Effect and shall not be taken into account in determining whether a Material Adverse Effect has occurred (a) any Changes in GAAP or other applicable accounting regulations or principles, (b) any Changes in Laws (including Laws relating to wrongful discharge, employment discrimination, harassment, minimum wage, workplace health and safety or related matters) or other binding directives issued by any Governmental Authority (or changes in the interpretation thereof) or any action required to be taken under any Law (actual or proposed) applicable to the Acquired Companies, (c) any Changes in interest rates or general economic conditions or affecting financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index, or changes in interest rates or exchange rates) (whether in the United States and/or internationally), (d) any Change generally applicable to the industries or markets in which in which the Acquired Companies operate (including general, industry-wide increases in the cost of products, supplies and materials purchased from third party suppliers), (e) any national or international political or social conditions, including the engagement or escalation  by, the United States or any other country in, or worsening of, hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence, escalation or worsening of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country, (f) any Changes in weather, meteorological conditions or climate, pandemics, or natural disasters (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) affecting the business of the Acquired Companies, (g) any failure, in and of itself, by the Acquired Companies to meet any internal or published projections, forecasts, budgets or revenue or earnings predictions or guidance relating to revenues, income, cash position, cash-flow or other financial measure for any period ending on or after the date of this Agreement (it being understood that the fact or circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred), (h) the announcement of, entry into, pendency of, actions required or contemplated or performance of obligations under this

Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Acquired Companies (provided that nothing in this clause (h) shall in any way limit the Company’s obligations under Section 6.1 hereof), (i) any action taken by Parent, Intermediate Holdco or Merger Sub, (j) any action taken by any of the Acquired Companies at the express request or with the written consent of Parent, Intermediate Holdco or Merger Sub, or pursuant to this Agreement or the other agreements contemplated hereby, (k) any matters (i) disclosed in the Disclosure Letter hereto to the extent (including the specific amount, where applicable) and with respect to the specific matter or circumstance disclosed, (ii) disclosed in the SEC Reports to the extent (including the specific amount, where applicable) and with respect to the specific matter or circumstance disclosed, or (l) any matter cured or corrected at or prior to the Effective Time, except to the extent such adverse Change arising from or related to the matters described in clauses (a), (b), (c), (d), (e) or (f) disproportionately affect the Acquired Companies, taken as a whole, as compared to other companies operating in the industries and markets in which the Acquired Companies operate (but only to the extent of the incremental disproportionate effect on the Acquired Companies, considered as a single enterprise, compared to other companies operating in the industries and markets in which the Acquired Companies, operate).

“Material Contract” has the meaning set forth in Section 4.10.

“Material Customer” has the meaning set forth in Section 4.21.

“Material Supplier” has the meaning set forth in Section 4.21.

“Merger” has the meaning set forth in the Recitals above.

“Merger Sub” has the meaning set forth in the introductory paragraph above.

“Notice of Disagreement” has the meaning set forth in Section 3.6(d).

“Oak Hill Entities” means, collectively, Oak Hill Capital Partners III, L.P., Oak Hill Capital Management Partners III, L.P. and OHCP III HC COI, L.P.

“Option Agreement” means an option agreement pursuant to which Company Options are granted by the Company.

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the articles or certificate of formation and limited liability company agreement of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (vi) any amendment to any of the foregoing.

“Other Indemnitor” has the meaning set forth in Section 8.3(b).

“Outside Date” has the meaning set forth in Section 9.1(d).

“Owned Real Property” has the meaning set forth in Section 4.16(a).

“Parent” has the meaning set forth in the introductory paragraph above.

“Parent Common Share” means a share of common stock, par value $0.01 per share, of Parent.

“Parent Related Parties” has the meaning set forth in Section 9.3(c).

“Parent Termination Fee” has the meaning set forth in Section 9.3(a).

“Party” or “Parties” means the Company, the Representative, Intermediate Holdco, Merger Sub and Parent.

“Payoff Letter” means one or more “payoff letters” specifying the aggregate amount of the Acquired Companies’ obligation (including unpaid principal, accrued and unpaid interest, prepayment penalties, breakage costs and premiums in connection with the repayment thereof) that will be outstanding as of the Closing under the Credit Facility and any other applicable Company Debt to be repaid at Closing pursuant to the terms of this Agreement, which such payoff letters will include, without limitation, customary lien and security interest releases.

“Performance Transaction Bonus” means up to an aggregate amount of $1,000,000 payable to certain members of the Company’s management in accordance with the achievement of certain performance metrics, in each case determined by the Representative in its sole discretion.

“Permits” has the meaning set forth in Section 4.9.

“Permitted Liens” means (i) those Liens set forth in the Audited Financial Statements (for the fiscal year ended December 31, 2013) or securing debt reflected as a liability on the Balance Sheet; (ii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (iii) Liens for Taxes not yet due and payable as of the Closing Date or that are being contested in good faith by appropriate proceedings if reserves with respect thereto are maintained on the Company’s books in accordance with GAAP; (iv) pledges or deposits under workers’ compensation legislation, unemployment insurance or similar Laws; (v) any Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of setoff; (vi) Liens of landlords under the Real Property Leases; (vii) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable or that are being contested in good faith by appropriate proceedings; (viii) Liens attaching to inventory held by consignees in the ordinary course of business; (ix) zoning, building codes and other land use Laws that are imposed by any Governmental Authority having jurisdiction over such Leased Real Property provided that such Laws have not been violated; (x) Liens identified on documents or writings included in the public records or that would be shown on an accurate survey; (xi) such rights, if any, of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, and/or upon any portion of the Real Property, (xii) oil, gas, and mineral rights of record against the Real Property, (xiii) matters of recorded plats with respect to the Real Property; (xiv) Liens that will be released and discharged at or prior to the Closing; (xv) easements, rights-of-way, covenants, conditions, restrictions and other similar matters affecting title and other title defects, none of which, individually or in the aggregate, materially impairs the use or occupancy of such Real Property or other assets in the operation of the business by the Acquired Companies; (xvi) Liens to which the fee interest in the Leased Real Property is subject; (xvii) Liens created by any act of Parent, Intermediate Holdco or Merger Sub; (xviii) Liens disclosed on Schedule 1.1(b) of the Disclosure Letter hereto; (xix) Liens securing Company Debt which are to be released at Closing in connection with the delivery of the Payoff Letters, and (xx) leases or subleases of the Real Property that are disclosed on Section 4.16(c) of the Disclosure Letter hereto.

“Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.

“Post-Closing Plans” has the meaning set forth in Section 8.4(b).

“Post-Closing Representation” has the meaning set forth in Section 10.17.

“Privileged Communications” has the meaning set forth in Section 10.17.

“Pro Rata Share” means (a) with respect to each Company Stockholder, the amount, expressed as a percentage, equal to (i) the number of Common Shares (including Rollover Shares) held by such Company Stockholder as of immediately prior to the Closing and before giving effect to the Rollover Contribution divided by (ii) the number of Fully-Diluted Shares and (b) with respect to each Company Optionholder, the amount, expressed as a percentage, equal to (i) the number of shares of Common Stock issuable upon the exercise of all In-the-Money Options held by such Company Optionholder and outstanding as of immediately prior to the Closing divided by (ii) the number of Fully-Diluted Shares.

“Proceeding” means any investigation, action, arbitration, claim, suit, litigation or other proceeding before any Governmental Authority or arbitrator.

“Proposed Closing Statement” has the meaning set forth in Section 3.6(a).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Real Property Leases” means the real property leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guarantees or other agreements with respect thereto, pursuant to which any Acquired Company is a lessee, sublessee or other occupier of the Leased Real Property.

“Released Party” has the meaning set forth in Section 8.5.

“Reporting Subsidiary” means The Hillman Group, Inc., a Delaware corporation.

“Reporting Subsidiary Indenture” means that certain Indenture, dated as of May 28, 2010, as amended and supplemented on December 29, 2010, April 1, 2011, February 5,

2013, February 19, 2013 and July 17, 2013, by and between the Reporting Subsidiary, the guarantors as defined therein and Wells Fargo Bank, National Association, as Trustee, relating to the Reporting Subsidiary Senior Notes (as it may be amended, supplemented or modified from time to time).

“Reporting Subsidiary Senior Notes”  means those certain 10.875% Senior Notes of the Reporting Subsidiary due 2018 (as such may be amended, supplemented or modified from time to time).

“Reporting Subsidiary Senior Notes Tender Amount” means the aggregate amount required to be paid by the Reporting Subsidiary to holders of all Reporting Subsidiary Senior Notes properly tendered, not withdrawn and accepted for payment on or prior to the Closing Date in the Reporting Subsidiary Senior Notes Tender Offer.

“Reporting Subsidiary Senior Notes Tender Offer” has the meaning set forth in Section 6.14(a).

“Reporting Subsidiary Senior Notes Tender Offer Documents” means, collectively, an offer to repurchase and consent solicitation statement in respect of the Reporting Subsidiary Senior Notes Tender Offer, together with any required related letters of transmittal and similar ancillary documents and agreements.

“Representative” means, collectively, Oak Hill Capital Partners III, L.P., a Delaware limited partnership, and Oak Hill Capital Management Partners III, L.P., a Delaware limited partnership, solely in their capacity as the representatives, agents, proxies and attorneys-in-fact for the Company Securityholders for all purposes under this Agreement pursuant to Section 10.15 (Representative). The Representative shall act by a majority in interest of Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P.

“Representative Holdback Amount” means $2,500,000.

“Required Financial Information” means all financial statements, financial data, audit reports and other information regarding the Hillman Companies and its Subsidiaries of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities on Form S-1, but limited to the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act and subject to exceptions customary for a Rule 144A offering involving high yield debt securities, including that such information shall not be required to include financial statements or information required by Rules 3-10 (other than customary qualitative disclosure with respect thereto) or 3-16 of Regulation S-X, or Item 402(b) of Regulation S-K or other information customarily excluded from a Rule 144A offering memorandum, to consummate the offering(s) of debt securities contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during the Hillman Companies’ fiscal year as such offering(s) of debt securities will be made, or as otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the Hillman Companies’ independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Commitment Letter and a draft of a reasonable and customary comfort letter for a Rule 144A offering of debt securities with respect to the foregoing information by the independent auditors of the Hillman Companies, including as to customary negative assurances and change period and in form and substance consistent with AU Section 634 or AU-C Section 920, as applicable, promulgated by the AICPA, which such auditors of the Hillman Companies are prepared to issue upon pricing of such offering(s) of debt securities (for the avoidance of doubt it being understood that such comfort letter shall not be required to cover any forward-looking information or run-rate or pro forma cost savings adjustments to EBITDA); provided, that, with respect to pro forma financial statements, the Company shall only be required to furnish the pro forma financial statements if Parent has provided the Company with the proposed debt and equity capitalization assumptions no later than 5 Business Days after the date of this Agreement.

“Rollover Agreement” has the meaning set forth in the Recitals above.

“Rollover Contribution” has the meaning set forth in the Recitals above.

“Rollover Holders” has the meaning set forth in the Recitals above, which Rollover Holders are set forth on Schedule 1.1(c).

“Rollover Shares” has the meaning set forth in the Recitals above.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all forms, reports, documents, statements, proxy statements and exhibits filed by Hillman Companies with the SEC on or after January 1, 2012 and at least two (2) Business Days prior to the date of this Agreement, and publicly available as of the date of this Agreement.

“Section 280G” has the meaning set forth in Section 6.7.

“Solvent” means, with respect to any Person, that as of the date of determination, both (a) (i) the sum of the debts (including contingent liabilities) of such Person and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of such Person and its subsidiaries, (ii) the capital of such Person and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of such Person and its subsidiaries, on a consolidated basis, as contemplated on the Closing Date, and (iii) such Person and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts beyond their ability to pay such debts as they mature, and (b) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Tax Deductions” means, without duplication, for Income Tax purposes, (i) the deductible portion of all Company Transaction Expenses, (ii) all deductions for compensation attributable to payments (including, for the avoidance of doubt, In-the-Money Option Cancellation Payments) by the Acquired Companies to, or the vesting of any stock (incentive or otherwise), or other incentive equity or payment right (including Company Options) held by, any employee, former employee, service provider or member of the Company’s Board of Directors resulting from or related to the transactions contemplated by this Agreement, (iii) all deductions resulting from the repayment of any loans or other obligations in connection with the transactions contemplated by this Agreement (for the avoidance of doubt, including repayment of Reporting Subsidiary Senior Notes pursuant to Section 3.5(a)(ii) (Closing Payments)), including any deductions for the capitalized and unamortized portion of any financing fees or expenses of the Acquired Companies, and (iv) all deductions attributable to any other fees, costs and expenses incurred in connection with the Merger by or on behalf of the Acquired Companies.

 “Stockholders Agreement” means that certain Stockholders Agreement, dated as of May 28, 2010, by and among the Company and the Company Stockholders (as may be amended, supplemented or modified from time to time).

“Subsidiary” means, with respect to any Person, any other Person of which the first Person (i) owns, directly or indirectly, a majority of the outstanding share capital, voting securities or other ownership interests or (ii) is entitled, directly or indirectly, to elect a majority of the board of directors or other body performing similar functions.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Working Capital” means $210,200,000.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, estimated, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, ad valorem, escheat, abandoned property, sales, use, transfer, registration, value added, alternative or add on minimum, or other tax of any kind whatsoever and (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1502-6(a) (or any similar provision of Law) and (iii) any interest, penalty, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) or clause (ii).

“Tax Return” means any return, declaration, report, claim for refund, or information return, statement or other document filed or required to be filed relating to Taxes, including any schedule or attachment thereto.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, assess or collect any Tax or any other authority exercising Tax regulatory authority.

“Trademarks” has the meaning set forth in the definition of Intellectual Property in this Section 1.1.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement and the Escrow Agreement (including any real property transfer Tax and any similar Tax).

“Trustee” means Wells Fargo Bank, National Association, in its capacity as Trustee under the Reporting Subsidiary Indenture.

“Waived 280G Benefits” has the meaning set forth in Section 6.7.

“Willful Breach” means a material breach that is a consequence of an act or omission knowingly undertaken or omitted by the breaching Party with the intent of causing a breach of this Agreement.

“Written Consent” has the meaning set forth in the Recitals.

Section 1.2      Interpretation. Unless otherwise expressly provided or unless the context requires otherwise: (i) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (ii) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (iii) words using the singular or plural number also shall include the plural and singular number, respectively; (iv) references to “hereof”, “herein”, “hereby” and similar terms shall refer to this entire Agreement (including the Disclosure Letter and Exhibits hereto); (v) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person); (vi) the term “including” shall be deemed to mean “including, without limitation”; (vii) words of any gender include each other gender; (viii) references to “threatened” means threatened by a third party;  (ix) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days”; (x) the word “or” is not exclusive (i.e., it means and/or); (xi) all references to “$” shall mean U.S. dollars; and (xii) any action required to be taken by the Acquired Companies or any Acquired Company herein prior to the Closing, shall be deemed to mean that the Company will cause the other Acquired Companies to take such action.

ARTICLE II

THE MERGER

Section 2.1      The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned indirect subsidiary of Parent (the “Surviving Corporation”) through Parent’s ownership of all of the issued and outstanding capital stock of Intermediate Holdco.

Section 2.2      Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1 (Termination of Agreement), the closing of the Merger (the “Closing”)

will take place on the second (2nd) Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (Conditions Precedent to the Closing) (other than those conditions that by their nature are to be satisfied on the Closing Date), unless otherwise agreed by the Parties, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, at 10:00 a.m.  (New York time), provided that such place, date and time may be changed to another place, date and/or time as agreed to in writing by Parent and the Company; provided, however, that in no event shall Parent, Intermediate Holdco and Merger Sub be obligated to consummate the Closing if the Marketing Period has not ended prior to the time that the Closing would otherwise have occurred, in which case the Closing shall not occur until the earlier to occur of (i) a date before or during the Marketing Period specified by Parent on three (3) Business Days prior written notice to the Company, and (ii) the third (3rd) Business Day immediately following the final day of the Marketing Period; provided that if the Marketing Period has ended and such date in subclause (ii) would cause the Closing to occur after August 15, 2014, the Closing shall for purposes of this subclause (ii) occur on August 15, 2014; subject to, in each case, the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (Conditions Precedent to the Closing) (other than those conditions that by their nature are to be satisfied on the Closing Date). The date upon which the Closing actually occurs is herein referred to as the “Closing Date”. On the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of acceptance by the Secretary of State of Delaware of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 2.3      Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation (subject to the provisions of this Agreement).

Section 2.4      Certificate of Incorporation; Bylaws. At the Effective Time, the Organizational Documents of the Company shall be amended and restated in the form of the Organizational Documents of Merger Sub, as in effect immediately prior to the Effective Time.

Section 2.5      Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to serve in accordance with the Organizational Documents of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation.

Section 2.6      Contribution and Issuance. Immediately prior to the Effective Time, the Rollover Holders, Parent and the Company shall effectuate the Contribution and Issuance, in conjunction with the contribution of cash to Parent by the Equity Financing Source in exchange for Parent Common Shares, pursuant to which each such Rollover Holder shall receive a number of Parent Common Shares determined in accordance with the Rollover Agreements.

Section 2.7      Withholding. Without duplication of Sections 3.3, 3.5(c) and 3.7(a)(i)(2), the Parent and the Surviving Company (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) and the Representative or a paying agent designated by the Representative shall be entitled to deduct and withhold from the Closing Date Merger Consideration and any amounts otherwise payable pursuant to this Agreement to any Person such amounts as the Parent, the Surviving Company or such other Person is required to deduct and withhold with respect to the making of such payment under Section 1445 of the Code or, in the case of a change in Law after the date of this Agreement, such applicable changed provision of Law; provided, that the Parent and the Surviving Company shall provide the Representative with reasonable notice prior to withholding any amounts pursuant to this Section 2.7, and shall work in good faith with the Representative to minimize any such withheld amounts. To the extent that amounts are so withheld, such withheld amounts shall be timely paid over to the applicable Taxing Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OF SECURITIES;
EXCHANGE OF CERTIFICATES

Section 3.1      Calculation of the Closing Date Merger Consideration. The aggregate initial amount to be paid by Parent with respect to the Company Securities on the Closing Date shall equal the sum of:

      (i)         the Enterprise Value; plus

      (ii)        the Estimated Cash Amount; less

      (iii)       the Estimated Debt Amount; plus

      (iv)       the amount (if any) by which the Estimated Working Capital exceeds the Target Working Capital; less

      (v)        the amount (if any) by which the Target Working Capital exceeds the Estimated Working Capital; less

      (vi)       the Estimated Company Transaction Expenses Amount (collectively, the “Closing Date Merger Consideration”).

The Closing Date Merger Consideration less (a) the Escrow Amount less (b) the Representative Holdback Amount shall equal the “Closing Date Cash Merger Consideration”.

Section 3.2      Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party:

(a)     each Common Share outstanding immediately prior to the Effective Time (other than the Rollover Shares) shall be converted into the right to receive at such time and in the manner provided in Section 3.5 (Closing Payments) and Section 3.7 (Final Adjustment Payment), and subject to Section 3.9 (Appraisal Rights), the Final Per Share Merger Consideration;

(b)     each Common Share held in the treasury of the Company or held by Parent or its Affiliates (including the Rollover Shares) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto; and

(c)     each share of Merger Sub’s common stock, par value $0.01 per share, that is issued and outstanding immediately prior to the Effective Time, shall be converted automatically into and exchanged for one share of common stock of the Surviving Corporation.

Section 3.3    Treatment of Company Options. The Company shall cause all Company Options that are outstanding and unexercised as of immediately prior to the Effective Time to be cancelled at the Effective Time. In exchange and settlement for the cancellation of any In-the-Money Option, the Company Optionholder thereof shall have the right to receive from the Surviving Corporation, (a) the In-the-Money Option Cancellation Payment, payable in accordance with Section 3.5 (Closing Payments), (b) such Company Optionholder’s Pro Rata Share of the Adjustment Amount, payable to the Company Securityholders in accordance with Section 3.7(a)(i) (Final Adjustment Amount) and (c) such Company Optionholder’s Pro Rata Share of any portion of the Escrow Amount and/or the Representative Holdback Amount that is ultimately released to Company Securityholders pursuant to and in accordance with the terms of this Agreement and the Escrow Agreement, in each case less any applicable withholding Taxes. With respect to any Company Option or portion thereof that is not an In-the-Money Option, no consideration or amounts shall be payable for cancellation of such Company Option. For the avoidance of doubt, after the Effective Time, no Company Option shall be exercisable by any Company Optionholder for, otherwise entitle such Company Optionholder to receive, Common Shares (or any other equity security or other consideration), but shall only entitle such holder to the consideration (if any) described in this Section 3.3 (Treatment of Company Options).

Section 3.4    Pre-Closing Deliveries. No later than the third (3rd) Business Day prior to the Closing Date, the Company shall deliver to Parent a certificate (the “Estimated Closing Statement”) of the chief executive officer or chief financial officer of the Company (or a subsidiary of the Company) setting forth such officer’s good faith estimate (each, without duplication and each with reasonable specificity and supporting detail) of (i) the Cash Amount (the “Estimated Cash Amount”), (ii) the Debt Amount (the “Estimated Debt Amount”), (iii) the Closing Working Capital (the “Estimated Working Capital”) and (iv) the Company Transaction Expenses Amount (the “Estimated Company Transaction Expenses Amount”), in each case in accordance with the definitions thereof, and based on such estimates, the determination of the Closing Date Merger Consideration.

Section 3.5      Closing Payments.

(a)     At the Closing, Parent shall pay or shall cause to be paid, on behalf of the Company, to the accounts designated in any Payoff Letters (which such Payoff Letters shall be delivered by the Company at the Closing), by wire transfer of immediately available funds, an amount equal to that portion of the Company Debt owing to the lender parties to the Credit Facility in accordance with the applicable Payoff Letter. At the Closing, (i) Parent shall pay or cause to be paid, on behalf of the Reporting Subsidiary, to the Trustee and/or a depositary under the Reporting Subsidiary Senior Notes Tender Offer, as applicable, funds in an amount equal to (x) the Reporting Subsidiary Senior Notes Tender Amount (if the Company elects to make the Reporting Subsidiary Senior Notes Tender Offer pursuant to Section 6.14), and (y) an amount necessary for the Reporting Subsidiary to redeem all of the Reporting Subsidiary Senior Notes on the redemption date (after giving effect to any purchases of Reporting Subsidiary Senior Notes on the Closing Date pursuant to the Reporting Subsidiary Senior Notes Tender Offer, if applicable), and (ii) with respect to any Reporting Subsidiary Senior Notes that will remain outstanding after the Closing Date, the Reporting Subsidiary shall deliver to the Trustee (A) an officer’s certificate stating that, at or after the Closing, the Reporting Subsidiary shall, or shall have caused the Trustee to, mail or cause to be mailed an irrevocable redemption notice in accordance with the Reporting Subsidiary Indenture to each holder of the outstanding Reporting Subsidiary Senior Notes, stating that the Reporting Subsidiary intends to irrevocably call all of the outstanding Reporting Subsidiary Senior Notes for redemption, on a redemption date no later than thirty (30) days after the Closing, and (B) an officer’s certificate of the Reporting Subsidiary and opinion of counsel, in each case in accordance with Section 11.01 of the Reporting Subsidiary Indenture, to effect the satisfaction and discharge of the Reporting Subsidiary Senior Notes in accordance with the Reporting Subsidiary Indenture.

(b)     At the Closing, Parent shall pay, or cause to be paid, with respect to each Company Stockholder who shall have delivered to the Company (and the Company shall deliver to Parent), at least two (2) Business Days prior to the Closing Date a completed letter of transmittal substantially in the form of Exhibit B hereto (“Letter of Transmittal”) and certificate(s) representing the Common Shares (other than the Rollover Shares and subject to Section 3.5(g) (Lost Certificates)) held by such Company Stockholder, an amount equal to the product of the number of Common Shares (other than the Rollover Shares) held by such Company Stockholder and the Closing Date Per Share Cash Merger Consideration, which amount shall be payable by wire transfer of immediately available funds on the Closing Date to the account designated in such Company Stockholder’s Letter of Transmittal.

(c)     At the Closing, Parent shall pay, or cause to be paid, to the Company, for the benefit of and for payment to each Company Optionholder in accordance with normal payroll practices, by wire transfer of immediately available funds to one or more accounts designated by the Company to Parent at least two (2) Business Days prior to the Closing Date, the aggregate amount of all In-the-Money Option Cancellation Payments. Promptly (but in no event later than the next regularly scheduled payroll date) following the Closing, Parent shall cause the Surviving Corporation to pay to the Company Optionholders, in consideration of the cancellation of each In-the-Money Option held by such Company Optionholder immediately prior to the Effective Time, the applicable In-the-Money Option Cancellation Payment, less any required withholding Taxes and without interest thereon.

(d)     At the Closing, Parent shall pay, or cause the Company to pay, by wire transfer of immediately available funds, the portion of the Estimated Company Transaction Expenses Amount (together with the Initial Transaction Expenses) to the applicable recipients thereof as set forth on the Estimated Closing Statement; provided that any recipient of such payment in excess of $100,000 shall have delivered a final invoice to the Company; provided, further, that the Performance Transaction Bonus shall be deposited by Parent in accordance with Section 3.5(i) (Closing Payments) and distributed in accordance with Section 3.8(b) (Post-Closing Matters).

(e)     At the Closing, Parent shall deliver, or cause to be delivered, to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount, for the Escrow Agent to hold in an account (the “Escrow Account”) and disburse solely in accordance with the terms of an escrow agreement to be executed at the Closing by Parent, the Escrow Agent and the Representative in the form attached hereto as Exhibit C (the “Escrow Agreement”).

(f)     At the Closing, Parent shall deposit, or cause to be deposited, by wire transfer of immediately available funds to an account designated in writing by the Representative at least two (2) Business Days prior to the Closing Date, the Representative Holdback Amount with the Representative. The Representative Holdback Amount will be used to pay costs, fees and expenses incurred by or for the benefit of the Company Securityholders on or after the Closing Date and shall be paid or distributed at the direction of the Representative as provided in the Letter of Transmittal and in accordance with Section 10.15 (Representative).

(g)     In the event that any certificates representing Common Shares have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Company Stockholder claiming such certificate to be lost, stolen or destroyed, the Surviving Corporation will pay, in exchange for the Common Shares represented by such lost, stolen or destroyed certificate, the Final Per Share Merger Consideration and all other amounts otherwise payable hereunder.

(h)     Any remaining cash unclaimed by holders of Common Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(i)      At the Closing, Parent shall deposit, or cause to be deposited, by wire transfer of immediately available funds to an account designated in writing by the Company at least two (2) Business Days prior to the Closing Date, $1,000,000 in respect of the Performance Transaction Bonus, if any, which amount shall subsequently be distributable by the Surviving Corporation in accordance with Section 3.8(b) (Post-Closing Matters).

Section 3.6      Post-Closing Merger Consideration Adjustment and Payments.

(a)     Delivery of Closing Statement. As promptly as practicable, but not later than sixty (60) days after the Closing, Parent shall deliver to the Representative a certificate of the chief financial officer of Parent (or a subsidiary of Parent) (the “Proposed Closing Statement”) setting forth Parent’s good faith determination (each, without duplication) of (i) the Cash Amount, (ii) the Closing Working Capital, which shall be based exclusively on the facts and circumstances as they exist as of 11:59 p.m. (Cincinnati, Ohio time) on the day preceding the Closing Date (without giving effect to the transactions contemplated by this Agreement) and shall exclude the effects of any event, act, change in circumstance or similar development arising or occurring thereafter (it being understood and agreed by the Parties that Closing Working Capital shall be used to measure changes in Closing Working Capital and not as a form of indemnification), (iii) the Debt Amount and (iv) the Company Transaction Expenses Amount, in each case in accordance with the definitions thereof, and based on such calculations, Parent’s calculation of the Closing Date Merger Consideration. Parent shall, and shall cause the Acquired Companies and its and their respective officers, employees, agents and representatives to, assist the Representative and its agents in their review of the Proposed Closing Statement and shall provide the Representative and its agents access at all reasonable times to the personnel, properties, books and records of the Acquired Companies for such purpose and for the other purposes set forth in this Section 3.6, in each case, without cost to the Representative. Parent acknowledges and waives any actual or potential conflict of the officers, employees, agents and representatives of the Acquired Companies assisting the Representative as described in the immediately preceding sentence and will not, and will cause the Acquired Companies not to, prevent such access by the Representative.

(b)    Release of Undisputed Escrow Amount. Subject to Section 3.7 (Final Adjustment Payment), if Parent’s calculation of the Adjustment Amount is positive, (i) Parent shall as soon as practicable (but in no event more than three (3) Business Days after the delivery of the Proposed Closing Statement) pay (or cause one of its Subsidiaries to pay) to the Company Stockholders (to be paid to the Company Stockholders as if such amount were being distributed pursuant to Section 3.7(a)(i)(1)) and to the Surviving Corporation (for distribution to the Company Optionholders as if such amount were being distributed pursuant to Section 3.7(a)(i)(2)) such positive Adjustment Amount (it being understood and agreed that such payment shall not limit the rights of the Representative under this Section 3.6), and (ii) Parent and the Representative shall as soon as practicable (but in no event more than three (3) Business Days after the delivery of the Proposed Closing Statement) deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release the entire Escrow Amount to the Company Stockholders (to be paid to the Company Stockholders as if such amount were being distributed pursuant to Section 3.7(a)(i)(1)) and to the Surviving Corporation (for distribution to the Company Optionholders as if such amount were being distributed pursuant to Section 3.7(a)(i)(2)). Subject to Section 3.7 (Final Adjustment Payment), if Parent’s calculation of the Adjustment Amount is negative but less than the Escrow Amount, Parent and the Representative shall as soon as practicable (but in no event more than three (3) Business Days after the delivery of the Proposed Closing Statement) deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to the Company Stockholders (to be paid to the Company Stockholders as if such amount were being distributed pursuant to Section 3.7(a)(i)(1)) and to the Surviving Corporation (for distribution to the Company Optionholders as if such amount were being distributed pursuant to Section 3.7(a)(i)(2)), an amount equal to the excess of the Escrow Amount over Parent’s calculation of the Adjustment Amount (it being understood and agreed that such payment shall not limit the rights of the Representative under this Section 3.6).

(c)     Accounting Policies. The Estimated Closing Statement, the Proposed Closing Statement and the Final Closing Statement shall be prepared in accordance with the definitions of Cash Amount, Closing Working Capital, Debt Amount and Company Transaction Expenses. For the avoidance of doubt, in calculating the component line items of such statements, no effect shall be given to the transactions contemplated by this Agreement.

(d)     Notice of Disagreement. In the event the Representative disputes the correctness of the Proposed Closing Statement, the Representative shall notify Parent in writing of its objections within thirty (30) days after receipt of the Proposed Closing Statement and shall set forth, in writing and in reasonable detail, the reasons for the Representative’s objections (a “Notice of Disagreement”).

(e)     Initial Method of Resolution. During the fifteen (15) days immediately following the delivery of any Notice of Disagreement, Parent and the Representative shall seek in good faith to resolve any differences that they may have with respect to any matter specified in such Notice of Disagreement. During such period, Parent and the Representative and their respective agents shall each have access to the other Party's working papers, trial balances and similar materials prepared in connection with the other Party's preparation of the Proposed Closing Statement and the Notice of Disagreement, as the case may be. The matters set forth in any such written resolution executed by Parent and the Representative shall be final and binding on the Parties on the date of such written resolution.

(f)     Dispute Resolution Procedure. If, at the end of such fifteen (15) day period specified in Section 3.6(e) (Initial Method of Resolution), Parent and the Representative have not been able to resolve, in writing, all differences that they may have with respect to any matter specified in such Notice of Disagreement, Parent and the Representative shall submit to a nationally recognized independent accounting firm to be agreed as between Parent and the Representative or, if such firm is unable to serve in such capacity, to such other nationally recognized independent accounting firm that is assigned by the American Arbitration Association (the “Accounting Firm”) for review and resolution of solely those matters specified in such Notice of Disagreement that remain in dispute (and as to no other matter), and the Accounting Firm shall reach a final, binding resolution of such matters, which final resolution shall not be subject to collateral attack for any reason (other than fraud or manifest error) and shall be (i) in writing and signed by the Accounting Firm, (ii) within the range of the amount of each item in dispute contested by the Representative and Parent on an item by item basis, (iii) furnished to Parent and the Representative as soon as practicable after the items in dispute have been referred to the Accounting Firm, which shall not be more than sixty (60) days after such referral, (iv) made in accordance with this Agreement and (v) conclusive and binding upon the Parties on the date of delivery of such written resolution. The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the definitions of Cash Amount, Closing Working Capital, Debt Amount and Company Transaction Expenses without regard to materiality and the Accounting Firm is not to make any other determination and shall act as an arbitrator and not as an expert. Parent and the Representative agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form. Parent and the Representative agree to cooperate fully with the Accounting Firm and promptly provide all documents and information requested by the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The procedure outlined in this Section 3.6(f) is referred to as the “Dispute Resolution Procedure”.

(g)     Final Closing Statement. The Proposed Closing Statement shall become the “Final Closing Statement” (i) on the earlier of (w) the first (1st) day following the end of the review period of the Proposed Closing Statement (as calculated in accordance with Section 3.6(d) (Notice of Disagreement), if a Notice of Disagreement has not been delivered to Parent by the Representative, (x) the date upon which the Representative acknowledges in writing that it has no objections to the Proposed Closing Statement, (y) the date of resolution of all matters set forth in the Notice of Disagreement pursuant to Section 3.6(d) (Notice of Disagreement) and (z) the date upon which the Accounting Firm reaches a final, binding resolution of solely those matters specified in any Notice of Disagreement pursuant to Section 3.6(f) (Dispute Resolution Procedure), (ii) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 3.6(e) (Initial Method of Resolution), on the date such resolution is executed, if all outstanding matters are resolved through such resolution, and (iii) with such changes as are necessary to reflect the Accounting Firm’s resolution of matters in dispute, on the date the Accounting Firm delivers its final, binding resolution pursuant to Section 3.6(f) (Dispute Resolution Procedure). The date on which the Proposed Closing Statement shall become the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date”.

(h)     Dispute Resolution Expenses. Parent and the Representative shall each pay their own costs and expenses incurred in connection with the Dispute Resolution Procedure. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Parent and the Representative (for the account of the Company Securityholders) based on 100% minus the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of the Representative’s position, 60% of the costs of its review would be borne by Parent and 40% of the costs would be borne by the Representative (for the account of the Company Securityholders). The Representative shall be reimbursed in accordance with Section 10.15 (Representative) for any Charges incurred by the Representative under this Section 3.6, including, without limitation, for the reasonable fees and expenses of any accountants, advisors or other representatives engaged by the Representative in connection with the determination of the Final Closing Statement under this Section 3.6 (including, without limitation, any Dispute Resolution Procedure, hereunder).

(i)     No Adverse Actions. Following the Closing until the Final Determination Date, Parent agrees that it shall not, and shall cause the Acquired Companies not to, solely with respect to the calculations required pursuant to this Section 3.6, take any actions with respect to the accounting books and records of the Acquired Companies on which the Proposed Closing Statement and Final Closing Statement are to be based or the items reflected thereon, that are not consistent with the definitions of Cash Amount, Closing Working Capital, Debt Amount and Company Transaction Expenses.

Section 3.7      Final Adjustment Payment.

(a)     Subject to any payments made under Section 3.6(b), no later than the second (2nd) Business Day following the Final Determination Date:

 (i)     If the Adjustment Amount is positive:

  (1)     with respect to each Company Stockholder who shall have delivered to the Company, on or prior to such date, a completed Letter of Transmittal and certificate(s) representing the Common Shares (subject to Section 3.5(g) (Lost Certificates)) held by such Company Stockholder or who is a party to a Rollover Agreement in respect of such Person’s Rollover Shares, Parent shall pay, or shall cause the Surviving Corporation (or a Subsidiary thereof) to pay to each Company Stockholder such Company Stockholder’s Pro Rata Share of the Adjustment Amount, which amount shall be payable by wire transfer of immediately available funds to the account designated in such Company Stockholder’s Letter of Transmittal:

  (2)     with respect to each holder of an In-the-Money Option, Parent shall cause the Surviving Corporation to pay to each such Company Optionholder, in accordance with normal payroll practices, such Company Optionholder’s Pro Rata Share of the Adjustment Amount, less any required withholding Taxes and without interest thereon; and

  (3)     Parent and the Representative shall provide a joint written instruction to the Escrow Agent to release the Escrow Amount to the Company Stockholders and to the Surviving Corporation (for distribution to the Company Optionholders), in each case, as if such amounts were being distributed pursuant to Section 3.7(a)(i)(1) and Section 3.7(a)(i)(2).

  (4)     For the avoidance of doubt, Intermediate Holdco and Parent direct that any amounts in respect of the Adjustment Amount or otherwise payable under this Agreement or the Escrow Agreement to the Company Securityholders after the Closing that would be paid to the Rollover Holders in respect of their Rollover Shares had the Rollover Contribution not occurred shall be paid by Parent to each Rollover Holder in accordance with his, her or its Pro Rata Share (in respect of his, her or its Rollover Shares) of such amounts in the manner set forth in this Section 3.7(a)(i).

  (ii)   If the Adjustment Amount is negative, then Parent and the Representative shall provide a joint written instruction to the Escrow Agent to release the absolute value of the Adjustment Amount to be paid to the Surviving Corporation (or a Subsidiary thereof) solely and exclusively from the Escrow Account (up to a maximum amount equal to the then-remaining Escrow Amount) and Parent and the Representative shall provide a joint written instruction to the Escrow Agent to release any portion of the Escrow Amount remaining following such payment to the Company Stockholders and to the Surviving Corporation (for distribution to the Company Optionholders through the next regularly scheduled payroll) as if such amounts were being distributed pursuant to Section 3.7(a)(i)(1) and Section 3.7(a)(i)(2);

(b)     Notwithstanding anything to the contrary in this Agreement, (i) Parent’s sole recourse for payment of any such deficiency pursuant to Section 3.7(a)(ii) shall be to the Escrow Account and neither Parent nor the Acquired Companies or any of their respective Affiliates shall have any claim against any Company Securityholder or the Representative or any of their respective Affiliates in respect thereof, and (ii) the Company Securityholders shall not be entitled to receive under Section 3.6 and this Section 3.7, in the aggregate, more than (A) the amount remaining in the Escrow Account (at any such time) plus (B) $7,500,000, and neither the Representative nor the Company Securityholders or any of their respective Affiliates shall have any claim against Parent, the Acquired Companies or any of their respective Affiliates in respect of any amounts in excess thereof.

(c)     Any amount paid in respect of the Adjustment Amount pursuant to this Article III shall be treated by the Parties as an adjustment to the Final Merger Consideration for Tax purposes.

Section 3.8      Post-Closing Matters.

(a)     From and after the Closing Date, with respect to each Company Stockholder who shall not have delivered to the Company, on or prior to the Closing Date, a Letter of Transmittal and certificate(s) representing Common Shares (subject to Section 3.5(g) (Lost Certificates)) held by such Company Stockholder, Parent shall, promptly (but in no event later than five (5) Business Days) following such Company Stockholder’s delivery to the Company of a completed Letter of Transmittal and certificate(s) representing such Company Stockholder’s Common Shares (subject to Section 3.5(g) (Lost Certificates)), pay, or cause the Surviving Corporation to pay, all amounts that would previously have been payable with respect to such Common Shares pursuant to this Article III had such Letter of Transmittal and certificate(s) been delivered on or prior to the Closing Date.

(b)     Promptly following the Final Determination Date (but no later than five Business Days following the Final Determination Date), the Representative shall deliver to Parent in writing its determination of the aggregate amount of the Performance Transaction Bonus, along with specific allocations to specified recipients.  Promptly following receipt of the Representative’s written determination as described in the immediately preceding sentence, Parent shall cause the Surviving Corporation (or a Subsidiary of the Surviving Corporation) to pay, as directed by the Representative, the recipients of such Performance Transaction Bonus (up to an aggregate amount of $1,000,000, but in no event greater than such amount), in accordance with normal payroll practices, each such recipient’s share of such Performance Transaction Bonus, less any required withholding Taxes and without interest thereon.  To the extent the aggregate amount of the Performance Transaction Bonus (including any required withholding Taxes) is less than $1,000,000, then promptly, and in any event within five (5) Business Days of receipt of the Representative’s direction, Parent shall cause the Surviving Corporation (or a Subsidiary of the Surviving Corporation) to pay the excess of $1,000,000 over the amount of the Performance Transaction Bonus (including any required withholding Taxes), if any, as finally determined by the Representative, to the Company Stockholders and to the Surviving Corporation (for distribution to the Company Optionholders through the next regularly scheduled payroll) as if such amounts were being distributed pursuant to Section 3.7(a)(i)(1) and Section 3.7(a)(i)(2).

Section 3.9      Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Common Shares that are issued and outstanding immediately prior to the Effective Time (other than Rollover Shares) and are held by Company Stockholders owning Common Shares who have not voted in favor of the Merger (the “Dissenting Shares”), consented thereto in writing or otherwise contractually waived their rights to appraisal (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Final Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Common Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Final Merger Consideration in accordance with Section 3.6 (Post-Closing Merger Consideration Adjustments and Payments), and (ii) promptly following the occurrence of such event, Parent shall remit to the Representative or a paying agent designated by the Representative the portion of the Final Merger Consideration to which such holder is entitled.

Section 3.10    Delivery of Notices and Information Statement.   As promptly as reasonably practicable after the date of this Agreement, the Company shall mail or distribute (a) only if less than all of the Company Stockholders shall have executed the Written Consent, to the Company Stockholders a notice, the Letter of Transmittal and information statement which shall include (i) the notification required by Section 228(e) of the DGCL with respect to the Stockholder Consent, (ii) a statement in accordance with Section 262 of the DGCL regarding any appraisal rights of the Company Stockholders and (iii) such other documents and information about the Acquired Companies and the transactions contemplated hereby as may be required or appropriate under the DGCL and other applicable Law, and (b) the Company Optionholders a notice, in form and substance reasonably satisfactory to Parent, informing each Company Optionholder of the Merger and the cancellation and satisfaction of the Company Options held by such Company Optionholder in connection with, and as a result of the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the SEC Reports (excluding any cautionary, predictive or forward-looking statements set forth in any section of such SEC Reports, including any statements in any section captioned “Risk Factors” and “Customary Note Regarding Forward-Looking Statements” to the extent such disclosures are general in nature or cautionary, predictive or forward-looking in nature) or (b) in the schedules of the Company included in the disclosure letter delivered in connection with this Agreement (the “Disclosure Letter”), the Company represents and warrants to Parent as follows:

Section 4.1      Organization and Qualification. Each Acquired Company is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite organizational power (corporate or otherwise) and authority necessary to own, possess, license, operate or lease its properties and to carry on its business as it is now being conducted. Each Acquired Company is duly qualified or licensed as a foreign corporation or other legal entity to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other failures, would not reasonably be expected to result in a Material Adverse Effect. The Company has delivered to Parent true and correct copies of the Organizational Documents for each Acquired Company as in effect on the date hereof (other than such Organizational Documents that are available publicly on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) System of the SEC).

Section 4.2      Capitalization of the Company.

(a)     Schedule 4.2(a) of the Disclosure Letter sets forth a true, correct and complete list of all the authorized, issued and outstanding capital stock of the Company as of the date hereof. Schedule 4.2(a) of the Disclosure Letter sets forth a true, correct and complete list of all the authorized, issued and outstanding Company Options as of the date hereof and for each such Company Option, the name of the holder thereof, the number of shares of Common Stock subject thereto, the grant and expiration dates and the exercise price thereof.  Except as set forth on Schedule 4.2(a) of the Disclosure Letter, there are no other shares of capital stock or other equity securities of the Company authorized, issued, reserved for issuance, held as treasury shares or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls, or commitments of any character, contingent or otherwise, whatsoever, relating to the capital stock of, or other equity or voting interest in, the Company, to which any Acquired Company is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of the Company. Except as set forth on Schedule 4.2(a) of the Disclosure Letter, there are no outstanding or authorized stock options, stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company to which any Acquired Company is a party or is bound. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote or consent (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company on any matter.  Other than the Stockholders Agreement, the Equity Incentive Plan, the Option Agreements, or the OHCP HM Acquisition Corp. Deferred Stock Unit Plan for Senior Officers (the “Deferred Stock Unit Plan”) or award letters issued thereunder (which outstanding deferred stock units are set forth on Schedule 4.2(a)), there are no voting trusts, irrevocable proxies or other contracts or understandings to which the Company is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or (y) vote, consent or dispose of any shares of capital stock of, or other equity or voting interest in, the Company.

(b)     All of the issued and outstanding shares of capital stock of the Company as of the date hereof are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. As of the Closing, all of the Common Stock will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.

(c)     The 2013 DSUs are the only deferred stock units issued and outstanding under the Deferred Stock Unit Plan. The maximum aggregate amount of cash (and/or value attributable to deferred stock units) that the Acquired Companies could be required to pay to employees of the Acquired Companies in respect of the 2014 DSUs following the Closing under the Deferred Stock Unit Plan is CAD$1,200,000 (not taking into account any appreciation of amounts payable thereunder).

Section 4.3      Subsidiaries. Each Subsidiary of the Company is identified on Schedule 4.3 of the Disclosure Letter. Except as set forth on Schedule 4.3 of the Disclosure Letter, all of the outstanding equity interests of each Subsidiary of the Company are owned by the Company, by another wholly-owned Subsidiary of the Company or by the Company and another wholly-owned Subsidiary of the Company. All of the capital stock or other equity interests of each Subsidiary of the Company has been duly authorized and is validly issued, fully paid and nonassessable and is owned free and clear from any (x) Liens other than (i) Permitted Liens, (ii) Liens on transfer imposed under applicable securities Law and (iii) Liens created by Parent’s or its Affiliates’ acts in connection with this Agreement and (y) preemptive or other similar rights. There are no outstanding or authorized stock options, stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company’s Subsidiaries to which any Acquired Company is a party or is bound. Except as set forth on Schedule 4.3 of the Disclosure Letter, there are no irrevocable proxies, voting agreements or trusts or other contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound with respect to any shares of capital stock (including with respect to the voting, transfer or other disposition thereof) of any such Subsidiary. There are no options, puts, calls, warrants or other rights, agreements, arrangements, restrictions or commitments of any character obligating any of the Company’s Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in any of the Company’s Subsidiaries or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of any of the Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person. Except as set forth on Schedule 4.3 of the Disclosure Letter, the Company does not directly or indirectly own an equity interest in any Person that is not a Subsidiary of the Company.

Section 4.4      Binding Obligation. The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other Parties, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity.

Section 4.5      No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company and performance by the Company of its obligations hereunder and thereunder (i) does not result in any violation of the Organizational Documents of any Acquired Company; (ii) except as set forth in Schedule 4.5 of the Disclosure Letter, and subject to obtaining any required third-party consent or other approvals identified in Schedule 4.5 of the Disclosure Letter, does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contract; and (iii) assuming compliance with the matters set forth in Schedule 4.6 of the Disclosure Letter, does not violate in any respect any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over any Acquired Company; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to any matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or result in a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby.

Section 4.6      No Governmental Authorization Required. Except for applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws, or as otherwise set forth in Schedule 4.6 of the Disclosure Letter, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by any Acquired Company in connection with the due execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to any authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or result in a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby.

Section 4.7      SEC Filings; Financial Statements and Internal Controls.
(a)     Except as set forth in Schedule 4.7(a) of the Disclosure Letter, Hillman Companies has timely filed all SEC Reports required to be filed with the SEC and such SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, as in effect at the time they were filed and (ii) do not, as amended and supplemented, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 4.7(a) of the Disclosure Letter, as of the date hereof, there are no outstanding or unresolved written comments received from the SEC staff with respect to the SEC Reports. To the Company’s Knowledge, none of the SEC Reports is the subject of ongoing SEC review or investigation, other than any review or investigation initiated as a result of the transactions contemplated by this Agreement.

(b)     The Audited Financial Statements and the Interim Financial Statements present fairly, in all material respects, the consolidated financial position of Hillman Companies at December 31, 2013, December 31, 2012, December 31, 2011 and March 31, 2014, as applicable, and the consolidated results of its operations and its cash flows for the fiscal years ended December 31, 2013, December 31, 2012, December 31, 2011 and the three-month period ended March 31, 2014, as applicable, in each case, in conformity with GAAP consistently applied throughout the periods indicated (except as may be indicated in the notes thereto) (subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes).  Except (i) for the equity it owns in Hillman Companies, (ii) for its rights and obligations under this Agreement and the other agreements entered into in connection with, and as contemplated, by this Agreement, or (iii) as set forth on Schedule 4.7(b) or Schedule 4.7(c), the Company has no assets (other than cash and cash equivalents), liabilities, debts or obligations.

(c)     Except (i) as set forth in Schedule 4.7(c) of the Disclosure Letter or in the Audited Financial Statements (for the fiscal year ended December 31, 2013), (ii) for liabilities incurred since the Balance Sheet Date in the ordinary course of business or in connection with the negotiation, execution, delivery or performance of this Agreement or the transactions contemplated hereby or (iii) as would not be reasonably expected to be considered material, individually or in the aggregate, to the Acquired Companies, the Acquired Companies do not have any liabilities, debts or obligations that are required by GAAP to be reflected or reserved against in a balance sheet of the Acquired Companies. Except as set forth on Schedule 4.7(c), none of the Acquired Companies is a party to, or has any commitment to become a party to, any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

(d)     Hillman Companies has established and maintains disclosure controls and procedures as defined in and required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably effective to ensure that all material information relating to Hillman Companies and the other Acquired Companies, as applicable, required to be disclosed in Hillman Companies’ periodic reports under the Exchange Act is made known on a timely basis to Hillman Companies’ principal executive officer and its principal financial officer by others within Hillman Companies, and such disclosure controls and procedures are reasonably effective in timely alerting Hillman Companies’ principal executive officer and principal financial officer to such information required to be included in Hillman Companies’ periodic reports required under the  Exchange Act. Hillman Companies has disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officer prior to the date of this Agreement, to Hillman Companies’ auditors and the audit committee of the Company’s board of directors (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Hillman Companies’ ability to record, process, summarize and report financial information in any material respect and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Hillman Companies’ internal controls. Hillman Companies has established and maintains a system of

“internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) sufficient to provide reasonable assurance that transactions are recorded, in all material respects, as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied.

Section 4.8      Intellectual Property.

(a)     Schedule 4.8(a) of the Disclosure Letter sets forth a true, correct and complete list of all material U.S. and foreign (i) issued patents and patent applications, (ii) Trademark registrations and applications, and (iii) copyright registrations and applications, in each case, which is owned or purportedly owned by the Acquired Companies (collectively, the “Owned Intellectual Property”). The Company or one of its Subsidiaries owns each item of the Owned Intellectual Property set forth in Schedule 4.8(a) of the Disclosure Letter, and all such Owned Intellectual Property is subsisting and, to the Company’s Knowledge, valid and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     An Acquired Company owns, or has valid and continuing rights under a written license agreement to use, all material Intellectual Property necessary, or used or held for use in connection with the business of the Acquired Companies, taken as a whole (collectively, the “Company Intellectual Property”), free and clear of any claims of joint ownership and all Liens other than Permitted Liens, except where the failure to so own or have a valid right to use such Company Intellectual Property, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)     Except as set forth in Schedule 4.8(c) of the Disclosure Letter, to the Company’s Knowledge, the conduct of the businesses of the Acquired Companies, as currently conducted, has not infringed, misappropriated or violated, and does not infringe, misappropriate or violate, in any material respect any Intellectual Property of any third party, and there has been no such claim asserted or, to the Company’s Knowledge, threatened in writing following May 28, 2010 against any Acquired Company.

(d)     Except as set forth in Schedule 4.8(d) of the Disclosure Letter, to the Company’s Knowledge, no third Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating, any Intellectual Property owned or exclusively licensed by or to any Acquired Company, and none of the Acquired Companies has asserted or threatened such a claim against any Person following May 28, 2010.

(e)     The Acquired Companies have taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets and other non-public, proprietary information included in the Company Intellectual Property, which measures are reasonable in the industry in which the Acquired Companies operate.  To the Company’s Knowledge, no current or former employee, consultant or independent contractor is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(f)     None of the Acquired Companies has granted any written license to any third party under any Owned Intellectual Property.  Other than agreements for the licensing of commercially available off-the-shelf software available on reasonable terms for a license fee of no more than $100,000, Section 4.8(f) of the Disclosure Letter sets forth all material agreements pursuant to which any Intellectual Property is licensed to the Company or any of its Subsidiaries by a third party (the “IP Licenses”). To the Company’s Knowledge, (i) each IP License is valid and enforceable, subject to any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfer), reorganization, moratorium or similar Law, and is binding on all parties thereto; and (ii) no party to any IP License is in material breach thereof or material default thereunder. The Company has made available to Parent and Merger Sub a true and complete copy of each IP License.

(g)     To the Company’s Knowledge, the information technology and computer systems used in the conduct of the business of the Acquired Companies: (i) have been properly maintained, in all material respects, in accordance with prudent industry standards to ensure proper operation, monitoring and use; and (ii) are in good working condition, in all material respects, to effectively perform all information technology operations necessary to conduct their respective businesses as currently conducted.

(h)     The Acquired Companies are in material compliance with any posted privacy policies and any laws or regulations relating to privacy, data protection, anti-spam, personally identifiable information, and similar consumer protection laws.

Section 4.9      Legal Compliance. Except as disclosed in the SEC Reports or Schedule 4.9 of the Disclosure Letter, the business of the Acquired Companies is not being (and following May 28, 2010 has not been) conducted in default or violation of any term, condition or provision of (i) the Organizational Documents of any of the Acquired Companies or (ii) any Law applicable to the Acquired Companies or their businesses, except, with respect to the foregoing clause (ii), defaults or violations that would not, individually or in the aggregate, adversely affect the Acquired Companies, taken as a whole, in any material respect. The material permits, licenses, approvals, certifications and authorizations from any Governmental Authority (collectively, “Permits”) held by the Acquired Companies are valid and sufficient in all material respects for the business presently conducted by the Acquired Companies, taken as a whole. Except as set forth on Schedule 4.9 of the Disclosure Letter, none of the Acquired Companies has received any written claim or notice that any Acquired Company is not in compliance with the terms of any such Permits (nor, to the Company’s Knowledge, does there exist any condition which with the passage of time or the giving of notice or both would result in such non-compliance), except where the failure to be in compliance would not reasonably be expected to adversely affect the Acquired Companies, taken as a whole, in any material respect.

Section 4.10    Material Contracts.

(a)     Except as otherwise set forth in the SEC Reports filed prior to the date of this Agreement or on Schedule 4.10(a) of the Disclosure Letter, and except for any Employee Benefit Plan, as of the date hereof, none of the Acquired Companies is a party to or bound by any:

  (i)     contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to any Acquired Company that (A) provides for future aggregate annual payments by the Acquired Companies of $2,000,000 or more or (B) is with a Material Supplier;

  (ii)     contract or agreement for the sale, license or lease (as lessor) by any Acquired Company of services, materials, products, supplies or other assets, owned or leased by the Acquired Companies, that (A) provides for future aggregate annual payments to the Acquired Companies of $2,000,000 or more or (B) is with a Material Customer;

  (iii)     contract, agreement or instrument relating to or evidencing Company Debt;

  (iv)     non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of any Acquired Company may be conducted;

  (v)     employment agreement or similar contract that provides for annual compensation in excess of $200,000;

  (vi)     joint venture, partnership or similar contract;

  (vii)    contract, agreement or instrument on or following May 28, 2010 that relates to the disposition or acquisition of material assets or properties by any Acquired Company, or any merger or business combination with respect to any Acquired Company pursuant to which any Acquired Company has any continuing obligations;

  (viii)  except as otherwise disclosed on Schedule 4.10(a)(i), contract, agreement or instrument that provides for any minimum purchase obligations or requirements-based purchases in amounts in excess of $2,000,000; or

  (ix)     voting or other agreement governing how any shares of Common Stock shall be voted.

Collectively, the “material contracts” (as defined in Item 601(b)(10) of Regulation S−K of the SEC) set forth in the SEC Reports (except for any Employee Benefit Plan), together with the contracts listed, or required to have been listed, on Schedule 4.10(a) of the Disclosure Letter, are referred to herein as the “Material Contracts.”

(b)     Each Material Contract is valid and binding on the Company or one of its Subsidiaries and, to the Company’s Knowledge, each other party to such Material Contracts, and is in full force and effect, and the applicable Acquired Company has performed all obligations required to be performed by it to date under each Material Contract, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. The Acquired Companies have not violated, defaulted under or terminated, nor, has any Acquired Company given or received written notice of, any violation, default or termination under (nor, to the Company’s Knowledge, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any

Material Contract and, to the Company’s Knowledge, there is no violation, default or termination by any other party to a Material Contract, except where such violations, defaults or terminations would not reasonably be expected to have a Material Adverse Effect.

Section 4.11    Litigation. Except as disclosed in Schedule 4.11 of the Disclosure Letter, as of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened in writing against any Acquired Company or any of the properties or rights of any of the Acquired Companies or any of their officers or directors in their capacity as such, before any Governmental Authority seeking damages in excess of $250,000 or seeking injunctive relief that would be material to any of the Acquired Companies, and there are no internal investigations (other than investigations in the ordinary course of the Acquired Companies’ compliance programs) being conducted by any Acquired Company.

Section 4.12    Taxes

Except as set forth on Schedule 4.12 of the Disclosure Letter:

(a)     Parent has received complete copies of all U.S. federal income and all other material income Tax Returns of the Acquired Companies relating to taxable periods beginning on or after January 1, 2010 and any material income tax audit report issued within the last three (3) years relating to any Taxes due from or with respect to the Acquired Companies;

(b)     all income and other material Tax Returns of or with respect to the Acquired Companies required to be filed have been timely filed (including any applicable extensions);

(c)     such Tax Returns are true, complete and correct in all material respects;

(d)     all material amounts of Taxes owed by the Acquired Companies (whether or not shown as due and payable on any Tax Return) have been timely paid, except for such material amounts of Taxes, if any, as are being contested in good faith and have been accrued and provided for on the books and records of the Acquired Companies, in each case, in all material respects in accordance with GAAP;

(e)     no material audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from or with respect to any Acquired Company;

(f)     no Governmental Authority has given written notice of its intention to assert any material deficiency or claim for additional Taxes against any Acquired Company;

(g)     there are no outstanding agreements or waivers executed or filed by any Acquired Company extending the statutory period of limitations applicable to any material claim for Taxes due from any Acquired Company and no such waiver or extension has been requested in writing by any Governmental Authority;

(h)     none of the Acquired Companies has been included in any “consolidated”, “unitary”, or “combined” Tax Return provided under the law of the United States or any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitation has not expired, other than such a Tax Return with respect to a group of which the Company and/or its Subsidiaries are the only members;

(i)     all material amounts of Taxes which any Acquired Company is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, supplier, stockholder or other third party have been duly withheld or collected and have been timely paid over to the proper Taxing Authorities to the extent due and payable;

(j)     no written claim has been made since May 28, 2010 by any Governmental Authority in a jurisdiction where any Acquired Company does not file Tax Returns that any Acquired Company is or may be subject to taxation by that jurisdiction;

(k)     there are no Tax sharing, allocation, indemnification or similar agreements in effect as between any Acquired Company or any predecessor or Affiliate thereof and any other Person (other than an Acquired Company) under which Parent, any Acquired Company could be liable for any Taxes of any other Person after the Closing other than Tax sharing, allocation, indemnification or similar provisions contained in commercial agreements the subject matter of which is not principally related to Taxes;

(l)     none of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period after the Closing, including as a result of any (A) change in method of accounting for a period before the Closing, (B) closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law, (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (D) installment sale or open transaction disposition made prior to the Closing, (E) prepaid amount received on or prior to the Closing Date, or (F) election pursuant to Section 108(i) of the Code;

(m)     none of the Acquired Companies is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority;

(n)     there are no material Liens for unpaid Taxes on the assets of any Acquired Company (other than Permitted Liens);

(o)     since May 28, 2010, none of the Acquired Companies has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provision of state, local or foreign Tax law);

(p)     within the past two years or otherwise as part of a plan in connection with the transactions contemplated by this Agreement, none of Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify under Section 355(a) of the Code (or as much of Section 356 of the Code as it relates to Section 355); and

(q)     the Company is not, and has not been since May 28, 2010, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

For purposes of this Section 4.12, references to the Acquired Companies shall include any entity that was merged with or liquidated or converted into such Acquired Company, but only if such Acquired Company thereby succeeded to the Tax liabilities of such entity.

Section 4.13    Employee Benefit Plans

(a)     Schedule 4.13(a) of the Disclosure Letter sets forth a list of all material Employee Benefit Plans.  “Employee Benefit Plans” means all employee welfare benefit plans (as defined in Section 3(1) of ERISA), employee pension benefit plans (as defined in Section 3(2) of ERISA), and all bonus, equity or equity-based compensation, employee loan, stock purchase, benefit, profit sharing, savings, retirement, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance, educational, employee assistance, incentive, employment, deferred compensation, change in control, tax gross-up, termination, retention or severance plans, agreements or arrangements and other similar material fringe or employee benefit plans, programs or arrangements sponsored, maintained, contributed to or required to be contributed to by the Acquired Companies for the benefit of any current or former employee or director of the Acquired Companies or to which the Acquired Companies have any liability, contingent or otherwise.

(b)     The Company has delivered or made available to Parent true and complete copies of (i) all Employee Benefit Plans, together with all amendments thereto and related trust documents, (ii) the latest IRS determination letters or opinion letters obtained with respect to any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, (iii) the most recently filed Form 5500 together with Schedule A and/or B thereto, if applicable, and (iv) the most recent summary plan description. Neither the Company nor any of its ERISA Affiliates contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute to, or has any unsatisfied liability, contingent or otherwise, in respect of, any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Except as would not result reasonably be expected to result in a Material Adverse Effect, none of the Acquired Companies nor, to the Company’s Knowledge, any of their respective directors, officers, employees or agents has, with respect to any Employee Benefit Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Acquired Companies or any Employee Benefit Plan. All Employee Benefit Plans have been approved, established and administered in all material respects in accordance with their terms and are in compliance in all material respects with all applicable Law with respect to such Employee Benefit Plans. There are no claims, lawsuits or arbitrations (other than routine claims for benefits) pending or, to the Company’s Knowledge, threatened in writing, that relate to any of the Employee Benefit Plans, and no administrative investigation, audit or other administrative proceeding involving any Employee Benefit Plan by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Authority is pending, in progress or, to the Company’s Knowledge, threatened in writing. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code has received a favorable determination letter from the IRS to such effect, and, to the Company’s Knowledge, nothing has occurred with respect to the operation of the Employee Benefit Plans that would reasonably be expected to cause the denial or loss of such Employee Benefit Plans’ or trusts’ qualification or exemption.  Except as set forth on Schedule 4.13(b)(i) of the Disclosure Letter, no Employee Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees of the Acquired Companies for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law.  Except as contemplated by this Agreement or set forth on Schedule 4.13(b)(ii) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event(s), (i) entitle any current or former employee, director or officer of the Acquired Companies to severance pay or any other payment, (ii) accelerate the time of payment, funding, or vesting of any benefits under any Employee Benefit Plan, (iii) increase the amount of compensation or benefits due to any current or former employee, director or officer of the Acquired Companies, (iv) require the Acquired Companies to place in trust or otherwise set aside any amounts in respect of any obligations under any Employee Benefit Plan, or (v) give rise to any amount that would not be deductible by the Acquired Companies under Section 280G or subject to an excise tax under Section 4999 of the Code after giving effect to Section 6.7 (Section 280G Approval) and without giving effect to any agreements or arrangements entered into between any “disqualified individual” (within the meaning of Section 280G) and Parent or any of its Affiliates (including the Surviving Corporation).  Except as would not result in material liability to the Acquired Companies, taken as a whole, each employee or independent contractor is properly classified by the Acquired Companies as such under applicable Law.

(c)     All material contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the Balance Sheet on or prior to the Closing Date.

(d)     With respect to each Employee Benefit Plan that is a maintained outside of the United States substantially for employees who are situated outside the United States (the “Foreign Plans”): (i) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current or former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 4.14    Environmental Compliance.

(a)     The Acquired Companies are and have been following May 28, 2010 in compliance with all applicable Environmental Requirements (which compliance includes, but is not limited to, the possession by Acquired Companies of all permits and other governmental authorizations required under applicable Environmental Requirements, and compliance with the terms and conditions thereof), except where failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect. None of the Acquired Companies has following May 28, 2010 received any written communication from a Governmental Authority or Person alleging that any Acquired Company has violated or has liability under Environmental Requirements, which remains outstanding or unresolved and which could reasonably be expected to result in a Material Adverse Effect.

(b)     The Acquired Companies are not subject to any pending, or to the Company’s Knowledge, threatened complaints, claims, investigations, suits, administrative proceedings, judgments, orders or decrees arising under Environmental Requirements, which could reasonably be expected to result in any Acquired Company incurring material liability under Environmental Requirements.

(c)     The Company has made available to Parent and Merger Sub copies of all material environmental reports assessments, audits and investigations relating to any property currently owned, leased or operated by the Acquired Companies and copies of all material non-privileged documents related to any of the Acquired Company’s material and outstanding liabilities under Environmental Requirements in the Company’s possession, custody or reasonable control.

(d)     Except with respect to conditions that would not reasonably be expected to have a Material Adverse Effect, no condition exists on any property currently owned, leased or operated by the Acquired Companies, or, to the Company’s Knowledge, any property formerly owned, leased or operated by the Acquired Companies, for which there is any obligation on the part of the Acquired Companies under Environmental Requirements to perform or fund any investigation, corrective or remedial action.

Section 4.15    Insurance. Except as would not reasonably be expected to result in a Material Adverse Effect, each insurance policy maintained by the Acquired Companies (the “Insurance Policies”) is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. Except as would not reasonably be expected to result in a Material Adverse Effect, each of the Acquired Companies has complied with the provisions of each Insurance Policy under which it is the insured party. All material claims under the Insurance Policies have been filed in a timely fashion.

Section 4.16    Title to Assets; Liens; Real Property.

(a)     Set forth in Schedule 4.16(a) of the Disclosure Letter is a complete list of all of the real property owned by the Acquired Companies as of the date hereof (the

“Owned Real Property”). An Acquired Company has good and marketable fee simple title to all of the Owned Real Property, in each case free and clear of all Liens other than Permitted Liens.

(b)     Set forth in Schedule 4.16(b) of the Disclosure Letter is a complete list of all the Leased Real Property as of the date hereof. The Company has made available to Parent prior to the execution of this Agreement true, correct and complete copies of all Real Property Leases (including any amendments thereto). Except as disclosed on Schedule 4.16(b) of the Disclosure Letter, each Real Property Lease is valid, binding and enforceable on the Company or one of its Subsidiaries, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity, and is in full force and effect, and the applicable Acquired Company has performed all material obligations required to be performed by it to date under each Real Property Lease. Except as disclosed on Schedule 4.16(b) of the Disclosure Letter, the Acquired Companies have not violated, defaulted under or terminated, nor, as of the date hereof, has any Acquired Company given or received notice of, any material violation, default or termination under (nor, to the Company’s Knowledge, does there exist, as of the date hereof, any condition which with the passage of time or the giving of notice or both would result in such a material violation, default or termination under) any Real Property Lease, except where such violations, defaults or terminations would not reasonably be expected to result in a Material Adverse Effect.

(c)     Except as set forth on Schedule 4.16(c), each of the Acquired Companies has good and valid title to, or, in the case of leased assets, has good and valid leasehold interests in, all of its material tangible and intangible assets, real, personal and mixed, used or held for use in, or which are necessary to conduct, the respective business of the Acquired Companies as currently conducted, free and clear of any Liens, except Permitted Liens.

Section 4.17    Transactions with Affiliates. All transactions, agreements, arrangements or understandings between any Acquired Company, on the one hand, and the Company’s Affiliates (other than Subsidiaries of the Company) or other Persons, on the other hand (an “Affiliate Transaction”) that are required to be disclosed in the SEC Reports in accordance with Item 404 of Schedule S−K under the Securities Act have been so disclosed. There have been no Affiliate Transactions that are required to be disclosed under the Exchange Act pursuant to Item 404 of Schedule S−K under the Securities Act which have not already been disclosed in the SEC Reports.

Section 4.18    Absence of Certain Changes or Events. Except as otherwise contemplated by this Agreement or set forth on Schedule 4.18 of the Disclosure Letter, since the Balance Sheet Date, there has not been (a) any event or state of facts that, individually or in the aggregate, has had a Material Adverse Effect; or (b) any event, action or occurrence that, if taken after the date hereof without the consent of Parent, would violate Section 6.1(c) (Salary Increases) through 6.1(q) (Negative Covenants Generally) hereof.

Section 4.19    Brokers. Except as set forth on Schedule 4.19 of the Disclosure Letter, no broker, finder or similar intermediary has acted for or on behalf of the Acquired Companies in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Acquired Companies or any action taken by them.

Section 4.20    Collective Bargaining; Labor Disputes; Compliance.

(a)     There are no collective bargaining agreements to which any Acquired Company is a party or under which it is bound. The employees of the Acquired Companies are not represented by any unions. None of the Acquired Companies are currently, nor has been, following May 28, 2010, the subject of any union organizing campaign or drive. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened in writing, to be brought or filed with the National Labor Relations Board or other labor relations tribunal. Except as would not reasonably be expected to result in a material liability to the Acquired Companies, taken as a whole, none of the Acquired Companies has been, following May 28, 2010  through the date hereof, the subject of any strike, dispute, walk-out, work stoppage, slow down or lockout involving the Acquired Companies nor, to the Company’s Knowledge, is any such activity threatened in writing as of the date hereof.

(b)     Except as set forth on Schedule 4.20(b) or as would not reasonably be expected to result in a material liability to the Acquired Companies, taken as a whole, each of the Acquired Companies has complied with all laws relating to the employment and safety of labor, including the National Labor Relations Act and other provisions relating to wages, hours, benefits, collective bargaining and all applicable occupational safety and health acts and laws.

Section 4.21    Customers and Suppliers. Schedule 4.20 contains a complete and accurate list of each of the ten (10) largest customers and suppliers of the Acquired Companies (based on the consolidated amounts billed to customers, or billed by suppliers, in the fiscal year ended December 31, 2013) (the “Material Customers” and “Material Suppliers”, respectively). Except as set forth on Schedule 4.21, as of the date hereof, to the Company’s Knowledge, no Material Customer or Material Supplier has delivered written notice to an Acquired Company that it will terminate or not renew its business with the Acquired Companies.

Section 4.22    Export Control Laws and Customs Laws. The Acquired Companies are, and since May 28, 2010 have been, in compliance in all material respects with applicable customs Laws, economic sanctions, trade embargoes, export and import control Laws and anti-terrorism Laws. The Acquired Companies have obtained all applicable government approvals, permits or licenses required under applicable export and import control Laws to fulfill any pending commitments or obligations of the Acquired Companies, except the failure of which would not be material to the Acquired Companies, taken as whole. Schedule 4.22 sets forth (a) each pending action, suit or other proceeding involving the Acquired Companies, (b) to the Company’s Knowledge, each pending action, suit, inquiry, investigation (including any internal investigation) or any other proceeding involving the Acquired Companies or any of their directors, officers, employees, agents or other Persons associated with or acting on their behalf and (c) each material written inquiry of any Governmental Authority received since May 28, 2010, in each case of (a), (b) and (c), related to any of the foregoing.

Section 4.23    Corrupt Payments. None of the Acquired Companies, and to the Company’s Knowledge no officer, director, employee, agent, representative, consultant, or other Person acting for or on behalf of the Acquired Companies, has for or on behalf of the Acquired Companies, in each case, under applicable Law:

(a)     made, offered or promised to make or offer any illegal or improper payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (i) influencing any act or decision of such government official, candidate, party or campaign, (ii) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage;

(b)     paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback or unlawful rebate;

(c)     made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;

(d)     established or maintained any unlawful fund of corporate monies or other properties; or

(e)     created or caused the creation of any false or inaccurate books and records of the Company and its Subsidiaries related to any of the foregoing.

For purposes of this provision, “government official” includes any officer or employee of a government or any department, agency or instrumentality thereof (including wholly or partially owned enterprises or institutions), or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization.

Section 4.24    No Implied Representations and Warranties. The representations and warranties of the Company contained in this Article IV as qualified by the Disclosure Letter constitute the sole and exclusive representations and warranties of the Company to Parent, Intermediate Holdco and Merger Sub in connection with the transactions contemplated hereby, and all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the “Risk Factors” set forth in the SEC Reports; the future or historical financial condition, results of operations, prospects, business, assets or liabilities of the Acquired Companies; relationships with customers and suppliers; and the ability of the Acquired Companies to successfully implement their acquisition strategy, enter into new markets, gain market share, exploit new or ancillary product lines or maintain licenses and permits), whether made by the Acquired Companies, any of their Affiliates or any of their respective managers, partners, officers, directors, employees, advisors, consultants, agents or representatives, whether in any individual, corporate or any other capacity, are specifically disclaimed by the Company and the Company Securityholders. None of the Company or any of the Company Securityholders make or provide any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Acquired Companies’ assets or any part thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, INTERMEDIATE HOLDCO AND MERGER SUB

Parent, Intermediate Holdco and Merger Sub represent and warrant to the Company as follows:

Section 5.1      Organization of Parent, Intermediate Holdco and Merger Sub. Each of Parent, Intermediate Holdco and Merger Sub is a corporation, and each of Parent, Intermediate Holdco and Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2      Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct wholly-owned subsidiary of Intermediate Holdco and Intermediate Holdco is a direct wholly-owned subsidiary of Parent, and each of Intermediate Holdco and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement. Except for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement, neither Intermediate Holdco nor Merger Sub has, and neither will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3      Binding Obligation. Each of Parent, Intermediate Holdco and Merger Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of each of Parent, Intermediate Holdco and Merger Sub, and no other corporate proceedings on the part of Parent, Intermediate Holdco or Merger Sub are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, Intermediate Holdco and Merger Sub and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other Parties, constitutes the legal, valid and binding obligation of Parent, Intermediate Holdco and Merger Sub, enforceable against Parent, Intermediate Holdco and Merger Sub in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity.

Section 5.4      No Defaults or Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent,

Intermediate Holdco and Merger Sub and performance by each of Parent, Intermediate Holdco and Merger Sub of its obligations hereunder and thereunder (i) does not result in any violation of their respective Organizational Documents; (ii) does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any agreement, contract, lease, license, instrument or other arrangement to which Parent, Intermediate Holdco or Merger Sub is a party or by which it is bound or by which  any of their respective properties or assets are subject; and (iii) does not violate in any respect any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over Parent, Intermediate Holdco or Merger Sub.

Section 5.5      No Government Authorization Required. Except for the filing of the Certificate of Merger under the DGCL and the applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by Parent, Intermediate Holdco or Merger Sub in connection with the due execution, delivery and performance by Parent, Intermediate Holdco or Merger Sub of this Agreement and the consummation by Parent, Intermediate Holdco and Merger Sub of the transactions contemplated hereby.

Section 5.6      Brokers. No broker, finder or similar intermediary has acted for or on behalf of Parent, Intermediate Holdco or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Parent, Intermediate Holdco or Merger Sub or any action taken by them.

Section 5.7      Litigation. There are no (a) Proceedings pending against, or to the actual knowledge of Parent or any of its directors, officers or representatives, threatened against, Parent, Intermediate Holdco or Merger Sub or any of their respective Affiliates or (b) judgments, orders or decrees against Parent, Intermediate Holdco or Merger Sub or any of their respective Affiliates, in each case, that would or reasonably would be expected to adversely affect Parent’s, Intermediate Holdco’s or Merger Sub’s performance under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.8      Financial Ability.

(a)     Parent has delivered to the Acquired Companies true, complete and correct copies of (x) executed commitment letters (as the same may be amended or replaced pursuant to Section 6.6 (Financing and Financing Cooperation) the “Debt Financing Commitments”), pursuant to which the Debt Financing Sources party thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”), and (y) an executed equity commitment letter (the “Equity Financing Commitment,” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which CCMP Capital Investors III, L.P. and CCMP Capital Investors (Employee) III, L.P. (collectively, the “Equity Financing Source”) have committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the “Equity Financing,” and together with the Debt Financing, the “Financing”). The Financing

Commitments are in full force and effect as of the date of this Agreement and are legal, valid and binding obligations of Parent (or the Affiliate of Parent party thereto), enforceable against Parent (or the Affiliate of Parent party thereto) and, to the knowledge of Parent, each other party thereto, in each case, in accordance with their terms, except (i) to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and principles of equity and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding may be brought.

(b)     None of the Financing Commitments has been or will be amended or modified, except as consistent with Section 6.6 (Financing and Financing Cooperation), and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect as of the date hereof. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Intermediate Holdco or Merger Sub nor, to the knowledge of Parent, any other party thereto, under any Financing Commitment, in each case, that would adversely affect or delay in any material respect the availability of the Financing at Closing. Assuming (x) no breach by the Company of its representations and/or obligations, in either case, such that the closing conditions set forth in Section 7.2(a) or 7.2(b) would fail to be satisfied, (y) compliance by the Acquired Companies with Section 6.6(b) and (z) the satisfaction of the conditions set forth in Section 7.2(a)(iii), none of Parent, Intermediate Holdco or Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any condition to closing to be satisfied by it in any of the Financing Commitments on or prior to the Closing Date. There are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in or contemplated by the Financing Commitments. There are no side letters or other agreements, contracts or arrangements (except for customary fee letters (true copies of which, customarily redacted, have been provided to the Acquired Companies) and engagement letters) to which Parent or any of its Affiliates is a party that could adversely affect the availability of the Financing or the timing of Closing other than as expressly set forth in or contemplated by the Financing Commitments.

(c)     Parent has fully paid or caused to be paid any and all commitment fees or other fees in connection with the Debt Financing Commitments that are payable on or prior to the date hereof. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement and assuming (w) no breach by the Company of its representations and/or obligations, in either case, such that the closing conditions set forth in Section 7.2(a) or 7.2(b) would fail to be satisfied, (x) compliance by the Acquired Companies with Section 6.6(b), (y) the satisfaction of the conditions set forth in Section 7.2(a)(iii) and (z) the Financing is funded in accordance with the terms of the Financing Commitments, the aggregate proceeds contemplated by the Financing Commitments will be sufficient for Parent, Intermediate Holdco and Merger Sub to consummate the transactions contemplated by this Agreement (including, (i) to pay all amounts required under Article III (Merger Consideration; Conversion of Securities; Exchange of Certificates), (ii) pay any and all fees and expenses required to be paid by Parent, Intermediate Holdco and Merger Sub in connection with the Merger, (iii) pay for any refinancing of any outstanding indebtedness of the Company contemplated by this Agreement (to the extent required, and pursuant to the terms, herein) and (iv) satisfy all of the other payment obligations of Parent, Intermediate Holdco and Merger Sub contemplated hereunder). The obligations of Parent, Intermediate Holdco and Merger Sub under this Agreement are not subject to any conditions regarding the ability of Parent, Intermediate Holdco, Merger Sub or any of their Affiliates to obtain financing for the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 5.9      Solvency. None of Parent, Intermediate Holdco or Merger Sub is entering into this Agreement or the other agreements contemplated hereby to which it is, or is specified to be, a party, with the intent to hinder, delay or defraud its creditors. Assuming the representations and warranties set forth in Article IV are true and correct in all material respects, immediately after giving effect to the Merger and the other transactions contemplated by this Agreement (including any financing in connection with the Closing), the Surviving Corporation and each of its subsidiaries will be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Surviving Corporation or its Subsidiaries.

Section 5.10    Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a guarantee, dated as of the date hereof (the “Guarantee”), pursuant to which CCMP Capital Investors III, L.P. and CCMP Capital Investors (Employee) III, L.P. (collectively, the “Guarantor”) have severally guaranteed the obligations of Parent hereunder, including payment of the Termination Fee if it becomes due pursuant to Section 9.3 (Termination Fee). The Guarantee is in full force and effect and is a valid and binding obligation of the Guarantor and enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws in effect affecting generally the enforcement of creditors’ rights and remedies and general principles of equity) and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under the Guarantee.

Section 5.11    Investment Representation. Parent is acquiring the Common Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws. Parent is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Parent acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Common Stock. Parent acknowledges that the Common Stock has not been registered under the Securities Act or the Exchange Act or any state or foreign securities Laws and that the Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities Laws.

Section 5.12    Acknowledgements by Parent, Intermediate Holdco and Merger Sub.

(a)     Parent, Intermediate Holdco and Merger Sub acknowledge that they have conducted to their satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies, and, in making their determination to proceed with the transactions contemplated by this Agreement, Parent, Intermediate Holdco and Merger Sub have relied solely on the results of their own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article IV (Representations and Warranties of the Company) as qualified by the Disclosure Letter. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company to Parent, Intermediate Holdco and Merger Sub in connection with the transactions contemplated hereby, and Parent, Intermediate Holdco and Merger Sub understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the “Risk Factors” set forth in the SEC Reports; the future or historical financial condition, results of operations, prospects, business, assets or liabilities of the Acquired Companies; relationships with customers and suppliers; and the ability of the Acquired Companies to successfully implement their acquisition strategy, enter into new markets, gain market share, exploit new or ancillary product lines or maintain licenses and permits)), whether made by the Acquired Companies, any of their Affiliates or any of their respective managers, partners, officers, directors, employees, advisors, consultants, agents or representatives, whether in any individual, corporate or any other capacity, are specifically disclaimed by the Company and the Company Securityholders. None of the Company or any Company Securityholder makes or provides, and Parent, Intermediate Holdco and Merger Sub hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Acquired Companies’ assets or any part thereof.

(b)     PARENT, INTERMEDIATE HOLDCO AND MERGER SUB SPECIFICALLY ACKNOWLEDGE AND AGREE THAT, (X) PARENT, INTERMEDIATE HOLDCO AND MERGER SUB ARE ACQUIRING THE COMPANY ON AN “AS IS, WHERE IS” BASIS AND (Y) OTHER THAN THE REPRESENTATIONS SET FORTH IN ARTICLE IV (REPRESENTATIONS AND WARRANTIES OF THE COMPANY), NONE OF THE ACQUIRED COMPANIES, THE COMPANY SECURITYHOLDERS (INCLUDING THE REPRESENTATIVE) OR ANY OTHER PERSON (INCLUDING, ANY OF THE ACQUIRED COMPANIES’ AFFILIATES OR ANY OF THEIR RESPECTIVE MANAGERS, PARTNERS, OFFICERS, DIRECTORS, EMPLOYEES, ADVISORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING, AND NONE OF PARENT, INTERMEDIATE HOLDCO OR MERGER SUB IS RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE ACQUIRED COMPANIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) PARENT, INTERMEDIATE HOLDCO OR MERGER SUB OR ANY OF PARENT’S REPRESENTATIVES.

(c)     In connection with the investigation by Parent, Intermediate Holdco and Merger Sub of the Acquired Companies, Parent, Intermediate Holdco and Merger Sub have received or may receive from the Acquired Companies certain projections, forward looking statements and other forecasts. Parent, Intermediate Holdco and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such projections, forward looking statements and other forecasts, that Parent, Intermediate Holdco and Merger Sub are familiar with such uncertainties, that Parent, Intermediate Holdco and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forward looking statements and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such projections, forward looking statements and other forecasts), and that none of the Acquired Companies, any of the Company Securityholders (including the Representative) or any of their respective Affiliates or any of their respective managers, partners, officers, directors, employees, advisors, consultants, agents or representatives, whether in an individual, corporate or any other capacity, will have or be subject to any liability or indemnification obligation to Parent, Intermediate Holdco or Merger Sub or any other Person resulting from (nor shall Parent, Intermediate Holdco or Merger Sub have any claim with respect to) the distribution to Parent, Intermediate Holdco or Merger Sub, or Parent’s, Intermediate Holdco’s or Merger Sub’s use of, or reliance on, any projections, forward looking statements, and forecasts (including the reasonableness of the assumptions underlying such projections, forward looking statements and forecasts), or other material made available to Parent, Intermediate Holdco or Merger Sub in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.1      Conduct of Business. Except as set forth on Schedule 6.1 of the Disclosure Letter or as otherwise consented to in writing by Parent (which such consent may not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, the Company covenants and agrees that:

(a)     The Company shall cause each of the Acquired Companies to conduct the business of the Acquired Companies in all material respects according to its ordinary course of business in the same manner as heretofore conducted.

(b)     The Company shall cause each of the Acquired Companies to use their respective reasonable best efforts to preserve intact its present business organization, maintain in effect all Permits, keep available the services of their respective directors, officers and employees and maintain satisfactory relationships with their respective customers, lenders, suppliers, distributor, and others having material business relationships with them.

(c)     The Company shall not permit any Acquired Company to (i) materially increase the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its current or former employees, directors or individual independent contractors, (ii) enter into any new employment, severance, consulting, or other compensation agreement with any of its current or former employees, directors or individual independent contractors, or (iii) increase the benefits provided under any Employee Benefit Plan or materially amend or enter into a new Employee Benefit Plan except, in the case of each of clauses (i), (ii) or (iii), (A) as required by the terms of any Employee Benefit Plan, this Agreement, or applicable Law, (B) in the ordinary course of business consistent with past practice (including in connection with new hires, promotions or other changes in job status in the ordinary course of business consistent with past practice), (C) to comply with Section 409A of the Code and guidance thereunder, (D) to avoid the imposition of any excise tax under Section 4999 of the Code, and (E) for immaterial changes to Employee Benefit Plans available to all employees generally.

(d)     The Company shall not permit any Acquired Company to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any class or other equity interests of, or any securities convertible into, or any rights, warrants, calls, subscriptions or options (other than Company Options) to acquire, any such shares, equity interests, or convertible securities of any such Acquired Company, except (i) in connection with the exercise of Company Options in accordance with their terms or (ii) in connection with the acceleration of vesting of Company Options in accordance with their terms.

(e)     The Company shall not permit any Acquired Company to amend its Organizational Documents.

(f)     The Company shall not permit any Acquired Company to sell, lease, license, assign, transfer, encumber or otherwise dispose of, abandon or fail to maintain, or agree to sell, lease (as lessor), license, assign, transfer, encumber or otherwise dispose of, abandon or fail to maintain, any Company Intellectual Property or any other material assets other than in the ordinary course of business.

(g)     The Company shall not permit any Acquired Company to enter into any Contract containing any provision or covenant limiting in any respect its ability to (i) buy or sell any products or services to or from any other Person, (ii) engage in any line of business or (iii) compete with any Person.

(h)     The Company shall not permit any Acquired Company to fail to maintain adequate insurance consistent with past practice.

(i)     The Company shall not declare, set aside, or pay any dividend or other distribution in respect of any of the Acquired Companies’ equity interests (other than dividends of cash or cash equivalents) or any direct or indirect redemption, purchase, or other acquisition of such stock, except with respect to repurchases of Common Shares and Company Options from Company Securityholders under the Stockholders Agreement, Equity Incentive Plan or any Option Agreement.

(j)     The Company shall not permit any Acquired Company to make any material change in any method of accounting or accounting principles and practices, except as required by GAAP.

(k)     The Company shall not permit any Acquired Company to make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended material Tax Return, settle any material Tax claim or assessment, or fail to timely make any required estimated U.S. federal or other material income Tax payment (which shall be calculated without regard to any Specified Tax Deductions).

(l)     The Company shall not permit any Acquired Company to make any loans to any current or former employees, directors or individual independent contractors.

(m)    The Company shall not permit any Acquired Company to acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization.

(n)     The Company shall not permit any Acquired Company to incur any new Company Debt (except in the ordinary course of business consistent with past practice); provided, that the Company shall not permit any Acquired Company to incur any Company Debt at and after 11:59 p.m. (Cincinnati, Ohio time) on the day preceding the Closing Date;

(o)     The Company shall not permit any Acquired Company to settle any claims, actions, arbitrations, disputes or other proceedings (A) that would result in any of the Acquired Companies being enjoined in any respect material to the transactions contemplated hereby or the conduct of their respective businesses or (B) resulting in any of the Acquired Companies having an obligation to pay, in the aggregate, an amount in excess of $750,000.

(p)     The Company shall not permit any Acquired Company (except in the ordinary course of business consistent with past practice) to enter into any contract or agreement that would constitute a Material Contract if such contract or agreement had been in effect as of the date hereof.

(q)     The Company shall not enter into any agreement, contract, commitment or arrangement that requires any Acquired Company to do any of the foregoing.

Section 6.2      Efforts to Consummate; Regulatory Matters and Approvals.

(a)     Except as otherwise provided in this Agreement, each of the Parties agrees to use its reasonable best efforts to cause the Closing to occur as soon as possible after the date hereof, including satisfying the conditions precedent set forth in Article VII (Conditions Precedent to the Closing) within the control of such party, defending against any Proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed, and executing any additional instruments reasonably requested by another Party (without cost or expense to the executing party) necessary to carry out the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b)     Each of Parent and the Company will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents and approvals of, any Governmental Authority which are necessary to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, the Parties shall, no later than five (5) Business Days after the date hereof, prepare and file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required under the HSR Act, and shall prepare and file with the applicable Governmental Authorities any filings required under applicable foreign Antitrust Laws (together, the “Foreign Antitrust Approvals”) for the transactions contemplated hereby, and, to the extent applicable, seek to obtain early termination of the waiting period thereunder. Each of the Parties shall file as soon as practicable and advisable any supplemental or additional information which may reasonably be requested by the FTC and the DOJ and any other Governmental Authority in connection with such filings and shall comply in all material respects with all applicable Law relating thereto. Parent shall be responsible for the payment of all filing fees payable to a Governmental Authority.

(c)     Without limiting the generality of the foregoing, Parent shall, and shall cause its Subsidiaries and Affiliates to, promptly take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other applicable Law (including foreign laws) designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”) that may be required by any Governmental Authority, so as to enable the Parties to cause the Closing to occur as soon as practicable and in any event prior to the Outside Date, including (i) proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to and effecting), by order, consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or hold separate of such assets or businesses of Parent or the Company or their respective Subsidiaries (or, in the case of Parent, its Affiliates), or otherwise offering to take or offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent or the Company or their respective Subsidiaries (or, in the case of Parent, its Affiliates)) to the extent legally permissible, and if the offer is accepted, taking or committing to take such action; (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or their respective Subsidiaries or Affiliates; (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or their respective Subsidiaries or Affiliates; and (iv) entering or offering to enter into agreements and stipulating to the entry of an order or decree or filing appropriate applications with any Governmental Authority in connection with any of the actions contemplated by the foregoing clauses (i) through (iii) (provided that, in each case, Parent, Merger Sub and the Company shall not be obligated to take any action under this Section 6.2(c) unless the taking of such action is conditioned upon, and effective no earlier than, the consummation of the Merger and the other transactions contemplated by this Agreement), in each case, as may be necessary, required or advisable in order to obtain clearance under the HSR Act or other applicable Law, to avoid the entry of, or to effect the dissolution of or to vacate or lift, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would otherwise have the effect of restraining, preventing or delaying the consummation of the Merger or the other transactions contemplated hereby, or to avoid the commencement of any action or proceeding that seeks to prohibit the Merger or any other transaction contemplated by this Agreement; provided that in the event that any Governmental Authority requires any such action described in this Section 6.2(c)), notwithstanding anything in this Agreement to the contrary, no adjustment shall be made to the Closing Date Merger Consideration or Final Merger Consideration (and such amounts shall be calculated pro forma as if such action did not occur).

(d)     Without limiting the generality of the foregoing, if any objections are asserted with respect to the Merger or the other transactions contemplated hereby under the HSR Act or other applicable Law or if any Proceeding, whether judicial or administrative, is instituted by any Governmental Authority or any private party challenging the Merger or any of the other transactions contemplated hereby as violative of the HSR Act or other applicable Law, each of the Parties shall cooperate with one another and Parent shall use its reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of the Merger and the other transactions contemplated hereby and/or (ii) take such action as necessary to overturn any action by any Governmental Authority or private party to block consummation of the Merger and any of the other transactions contemplated hereby, including by defending any action or proceeding brought by any Governmental Authority or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any applicable Law or order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Merger or the other transactions contemplated hereby, or in order to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such applicable Law so as to permit consummation of the Merger and the other transactions contemplated by this Agreement. Except as may be prohibited by any Governmental Authority or by any applicable Law, Parent, on the one hand, and the Company on the other, will, reasonably consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Proceeding under or relating to the HSR Act. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, in connection with any Proceeding under or relating to the HSR Act or other Antitrust Laws, each of Parent, on the one hand, and the Company, on the other, will permit outside counsel of the other Party to be present at each meeting or conference relating to any such Proceeding and to be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Proceeding.

(e)     The Parties shall promptly notify the other Parties of any correspondence or contact with the DOJ, the FTC or any other Governmental Authority and except as may be prohibited by any Governmental Authority or by any applicable Law, or as necessary to preserve any applicable legal privilege, shall furnish to the other Parties (if necessary or advisable, on an outside counsel basis) all such information in its possession as may be necessary for the completion of any required reports or notifications. Neither Parent nor the Company shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting.

Section 6.3      Publicity. Prior to Closing, neither the Company nor Parent shall, and shall not permit any of their representatives to, issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that the foregoing shall not restrict or prohibit (i) (A) the Company, after reasonable consultation with Parent, from making any announcement to its employees, customers and suppliers to the extent the Company reasonably determines in good faith that such announcement is necessary or advisable, (B) disclosures made to direct and indirect investors (or potential investors) of Oak Hill Capital Partners III, L.P. (or its affiliated investment funds) or CCMP Capital Investors III, L.P. (or its affiliated investment funds) in connection with normal fund raising and related marketing or informational or reporting activities of Oak Hill Capital Partners III, L.P. or its Affiliates, or CCMP Capital Investors III, L.P. or its Affiliates, as applicable, or (C) the Company, after reasonable consultation with Parent, scheduling any conference call or press conference with bondholders or bond analysts with respect to this Agreement or the transactions contemplated hereby, or (ii) either Party from making any other announcement as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association (including the announcement of the Merger on Form 8-K with the SEC), provided that the other Party shall have a reasonable opportunity to first review any such announcement.

Section 6.4      Access.

(a)     Subject to, and except as contemplated by, Section 6.6, the Company will permit Parent and its representatives (including legal counsel and accountants) to have, upon prior written notice, reasonable access during normal business hours and under reasonable circumstances, in compliance with applicable Law and in a manner so as not to (i) interfere with the normal business operations of the Acquired Companies, to the premises, management, books, records, contracts and documents of or pertaining to the Acquired Companies or (ii) impose any material costs on the Acquired Companies; provided, that the Company shall not be required to afford such access or furnish such copies or other information if such disclosure would reasonably be expected to result in the loss of attorney-client privilege, or trade secret protection held by the Acquired Companies or violate confidentiality obligations owing to third parties; provided further that if any information is withheld by the Acquired Companies pursuant to the foregoing the Company shall inform Parent as to the general nature of what is being withheld. None of the Company or any of the Company Securityholders (including the Representative) makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.4, and none of Parent, Intermediate Holdco or Merger Sub may rely on the accuracy of any such information, in each case, other than as expressly set forth in the Company’s representations and warranties contained in Article IV (Representations and Warranties of the Company). All requests for information made pursuant to this Section 6.4 shall be directed to the General Counsel or Chief Financial Officer of the Company. Parent shall comply with, and shall cause its representatives to comply with, all of its and their obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.4, which agreement will remain in full force and effect.

(b)     Neither Parent nor any of its representatives shall contact any employee, customer, supplier or landlord of any of the Acquired Companies without the prior written consent of the Company (not to be unreasonably withheld or delayed).

Section 6.5      Termination of Certain Agreements. On or prior to the Closing, (a) Stockholders Agreement, (b) the Equity Incentive Plan and (c) the Expense Reimbursement Agreement shall each have been terminated without any continuing obligation of any Acquired Company, except for any obligation of the Acquired Companies to indemnify, exculpate or advance expenses (it being understood, for the avoidance of doubt, that advancement of expenses shall be solely with respect to indemnification and exculpation matters), in each case as set forth therein, which shall survive such termination.  Subject to the immediately preceding sentence, the applicable Acquired Companies shall provide the counterparties to the Expense Reimbursement Agreement a release of all liability arising under or relating to the Expense Reimbursement Agreement.

Section 6.6      Financing and Financing Cooperation.

(a)     Each of Parent, Intermediate Holdco and Merger Sub shall use its reasonable best efforts to obtain the Debt Financing at Closing on the terms and conditions described in the Debt Financing Commitments (provided that Parent, Intermediate Holdco and Merger Sub may (x) amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date of this Agreement, (y) amend the Debt Financing Commitments to implement any flex provisions applicable thereto or (z) otherwise replace or amend, or agree to any waivers in respect of, the Debt Financing Commitments so long as, in each case, such action would not reasonably be expected to delay or prevent the Closing, impair the availability of the Debt Financing Commitments and the terms are not less beneficial to Parent, Intermediate Holdco or Merger Sub, with respect to conditionality or enforcement, than those in the Debt Financing Commitments as in effect on the date of this Agreement), including using reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable in connection therewith, (ii) maintain in effect the Debt Financing Commitments for as long as the transactions contemplated by this Agreement are required to be consummated, (iii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in the Debt Financing Commitments that are within their control (including by consummating the Financing pursuant to the terms of the Equity Financing Commitment) and otherwise comply in all material respects with its obligations thereunder, (iv) negotiate definitive agreements with respect thereto on the terms and conditions (including, to the extent the same are exercised, the flex provisions) contemplated by the Debt Financing Commitments or on other terms acceptable to Parent that would not (x) reduce the aggregate amount of the Debt Financing unless the Equity Financing is increased by a corresponding amount or (y) impose new or additional conditions precedent to the receipt of the Debt Financing, in the case of this clause (y) in a manner that would reasonably be expected to delay or prevent the Closing Date, (v) if all of the conditions to Parent’s, Intermediate Holdco’s and Merger Sub’s obligations under Section 7.1 and Section 7.2 (other than those conditions that, by their terms, will be satisfied on the

Closing Date) have been satisfied or waived and the Marketing Period has ended, consummate the Debt Financing at Closing, (vi) enforce their rights under the Debt Financing Commitments, and (vii) cause as promptly as reasonably practicable the Debt Financing Sources to provide to Hillman Companies’ independent accountants, with respect to the preparation of the comfort letters contemplated by the definition of Required Financial Information, a “circle-up” of a customary draft offering memorandum, which Parent shall use reasonable best efforts to prepare as promptly as reasonably practicable, upon which such comfort letters can be delivered. Without limiting the generality of the foregoing, Parent, Intermediate Holdco and Merger Sub shall give the Company prompt notice:  (A) of any material breach or default by any party to any Financing Commitment; (B) of the receipt of any written notice or other written communication from any person with respect to any:  (x) breach, default, termination or repudiation by any party to any Financing Commitment or (y) material dispute between or among any parties to any Financing Commitment; (C) if for any reason Parent, Intermediate Holdco or Merger Sub believes in good faith that (I) there is a material dispute between or among any parties to any Financing Commitment or any definitive document related to the Financing or (II) there is a material possibility that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment; and (D) if for any reason any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments. As soon as reasonably practicable, but in any event within three (3) Business Days, after the date the Company delivers to Parent, Intermediate Holdco or Merger Sub a written request, Parent, Intermediate Holdco and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B), (C) or (D) of the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event; it being understood that Parent shall have no obligation to accept terms that are materially less favorable, taken as a whole (after taking into account any flex provisions), to Parent than those included in the Debt Financing Commitments as of the date hereof. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing (subject to any applicable restrictions in the Debt Financing Commitments). For purposes of this Agreement, the definitions of “Debt Financing Commitments,” “Debt Financing” and related definitions shall include the Debt Financing Commitments and any document related thereto as the same may be amended, waived, modified or replaced pursuant to this Section 6.6(a).

(b)     Prior to the Closing, the Acquired Companies shall, and shall use reasonable best efforts to cause their respective representatives to, at Parent’s sole expense, provide to Parent and Merger Sub such cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Debt Financing (provided that such requested cooperation is consistent with applicable Law), including (i) causing the Acquired Companies’ management team, with appropriate seniority and expertise, to participate in, including the preparation for, a reasonable number of meetings, conference calls, drafting sessions, presentations, road shows, due diligence sessions and similar sessions with prospective Debt Financing Sources, investors and rating agencies, in each case, upon reasonable advance notice by Parent; (ii) (A) assisting with the preparation of reasonable and customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda and similar documents required and/or reasonably requested by the Debt Financing Sources in connection with the Debt Financing and (B) executing and delivering customary authorization letters and management representation letters; (iii) as promptly as reasonably practical, furnishing Parent and its Debt Financing Sources with the Required Financial Information and other financial and other information regarding the Acquired Companies as may be reasonably requested by Parent, (iv) using reasonable best efforts (A) to assist in the preparation, negotiation, execution and delivery of definitive financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, collateral agreements, hedging arrangements, legal opinions and officer’s certificates), (B) to facilitate the pledging of collateral and (C) to cause accountants to consent to the use of their reports in any material relating to the Debt Financing and to deliver customary comfort letters to the Debt Financing Sources, (v) obtaining customary debt pay-off letters and releases, (vi) executing a solvency certificate of the chief financial officer of the Company or another Acquired Company in the form required by the Debt Financing Commitments, (vii) furnishing Parent and its Debt Financing Sources promptly with all documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by Parent, (viii) causing the taking of corporate and other actions by the Acquired Companies reasonably necessary to permit the consummation of the Debt Financing on the Closing Date and to permit the proceeds thereof to be made available to Parent as of the Closing Date and (ix) cooperating in satisfying the conditions precedent set forth in the Debt Financing Commitments; it being understood and agreed that (A) no such corporate or other action will take effect prior to the Closing Date and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Acquired Companies and/or their Subsidiaries who retain their respective positions as of the Effective Time, of which for the avoidance of doubt, shall not include any employees or agents of the Oak Hill Entities. The Acquired Companies shall not be required, under the provisions of this Section 6.6 or otherwise in connection with the Debt Financing (x) to pay any commitment or other similar fee prior to the Effective Time, (y) to incur any expense unless such expense is reimbursed by Parent on the earlier of the Effective Time or termination of this Agreement in accordance with Article IX (Termination) or (z) to incur any liability under any loan or security document with respect to the Debt Financing prior to the Effective Time or that is not contingent on the Closing. Notwithstanding the foregoing, (a) no obligation of the Acquired Companies under any certificate, document or instrument shall be effective until the Effective Time and none of the Acquired Companies shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (other than with respect to any authorization letter described in clause (b)(ii)(B) above), (b) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Acquired Companies, and (c) none of the Acquired Companies shall be required to issue any offering document prior to the Effective Time. None of the Acquired Companies shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment in connection with the Financing or any of the foregoing prior to the Effective Time. Parent shall indemnify and hold harmless the Acquired Companies and their Affiliates and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors or representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with this Section 6.6(b) (other than to the extent such losses arise from the gross negligence, bad faith, Willful Breach of or material breach of this Agreement by the Acquired Companies) (collectively, the “Financing Cooperation Indemnity”). Whether or not the Effective Time occurs, Parent shall reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Acquired Companies in connection with this Section 6.6(b) on the earlier of the Effective Time or termination of this Agreement in accordance with Article IX (Termination) (collectively, the “Financing Cooperation Expenses”, and together with the Financing Cooperation Indemnity, the “Financing Cooperation Obligations”). The Company shall, and shall cause each of the other Acquired Companies (including Hillman Companies) to, use reasonable best efforts to (i) periodically update any Required Financial Information provided by them or on their behalf as may be necessary so that such Required Financial Information is (x) Compliant, (y) meets the applicable requirements set forth in the definition “Required Financial Information” and (z) would not, after giving effect to such update(s), result in the Marketing Period to cease to be deemed to have commenced, and (ii) notify Parent in writing if (1) the Company determines that it must restate any financial statements included in the Required Financial Information or (2) the applicable independent accountants of the Acquired Companies shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information for which they have provided an opinion. In addition, if, in connection with a marketing effort contemplated by the Debt Financing Commitments, Parent reasonably requests the Company to cause Hillman Companies to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to any of the Acquired Companies, which Parent reasonably determines to include in a customary offering memorandum for the Debt Financing, then, upon the Company’s review of and reasonable satisfaction with such filing, the Company shall cause Hillman Companies to file such Current Report on Form 8-K. The Acquired Companies consent to the reasonable use of the Acquired Companies’ logos in connection with any Debt Financing in a manner customary for such financing transactions; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage any Acquired Company or the reputation or goodwill of any Acquired Company.

(c)     Parent, Intermediate Holdco and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to the Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VII (Conditions Precedent to the Closing). Nothing contained in this Section 6.6 or otherwise shall require the Acquired Companies to be an issuer or other obligor with respect to the Debt Financing prior to the Closing.

Section 6.7      Section 280G Approval. To the extent applicable, the Company shall use its reasonable best efforts to (i) no later than five (5) Business Days prior to the Closing, solicit waivers from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “excess parachute payments” (within the meaning of Section 280G of the Code (“Section 280G”)) (the “Waived 280G Benefits”), and (ii) no later than three (3) Business Days prior to the Closing submit the Waived 280G Benefits to the stockholders of the Company for approval, in a manner complying with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code.  Prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Parent for its reasonable review and approval (which approval will not be unreasonably withheld, conditioned or delayed) no later than two (2) Business Days prior to soliciting such waivers and soliciting such approval.  Prior to the Effective Time, the Company shall deliver to Parent evidence reasonably acceptable to Parent that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 6.7 and that either (i) the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

Section 6.8      FIRPTA Certificate. Subject to Section 7.2(b), on or prior to the Closing Date, the Company shall furnish to Parent (i) a certificate of the Company dated as of the Closing Date and signed by a responsible corporate officer of the Company, stating that interests in the Company are not United States real property interests because the Company is not, and has not been at any time during the five (5) years preceding the date of such certification, a United States real property holding corporation as defined in Section 897(c)(2) of the Code, and (ii) proof reasonably satisfactory to the Parent that the Company has provided notice of such certification to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

Section 6.9      Stockholder Consent. No later than forty-eight (48) hours following the execution and delivery of this Agreement by all Parties, the Company shall deliver to Parent evidence of the Written Consent.

Section 6.10    Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article IX, none of the Acquired Companies or any of their respective officers, directors, employees, Affiliates or representatives (including, without limitation, any of their respective investment bankers, attorneys, accountants or other advisors), will, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiries with respect to a potential or actual Alternative Transaction (as defined below) or the making of any proposal or offer that constitutes, or may or is reasonably likely to lead to, any Alternative Transaction, or enter into, maintain or continue discussions or negotiate with any Person or entity in furtherance of such inquiries or any Alternative Transaction or agree to endorse or support any Alternative Transaction. “Alternative Transaction” shall mean any of the following involving the Acquired Companies (other than those involving Parent, Merger Sub or any of their Affiliates): (a) a merger, consolidation, share exchange or other business combination, reorganization, recapitalization or other similar transaction involving the Acquired Companies or any Affiliate of the Acquired Companies that holds assets necessary for the conduct of the businesses conducted directly or indirectly by the Acquired Companies (a “Business Affiliate”); (b) any direct or indirect sale, lease, exchange, transfer or other similar disposition of any material portion of the assets of the Acquired Companies, taken as a whole; (c) any proposal or offer to acquire any of the outstanding equity securities of any of the Acquired Companies; (d) any debt or equity financing or refinancing transaction involving any Business Affiliate; or (e) the announcement of an intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 6.11    Hedging Agreements. Unless otherwise agreed between Parent and the Company, the Company shall (a) cause all interest rate swaps, caps, collars or similar agreements designed to protect the Acquired Companies against interest rate fluctuations, to be terminated on or prior to the Closing, and (b) maintain in effect all hedging or similar arrangements of the Acquired Companies designed to protect the Acquired Companies against foreign currency exchange rate fluctuations.

Section 6.12    Resignation Letters.   On the Closing Date, the Company shall deliver to Parent written resignations, effective as of or prior to the Closing and in form and substance reasonably acceptable to Parent, from the directors, managers and officers of the Acquired Companies affiliated with the Oak Hill Entities as may be requested by Parent at least three (3) Business Days prior to the Closing Date.

Section 6.13    Deferred Stock Units.   The Company shall use its reasonable best efforts to cause (a) all outstanding deferred stock units issued under the Deferred Stock Unit Plan that have been reflected on the books and records of the Company in respect of calendar year 2013 (the “2013 DSUs”) to be cancelled in exchange for cash payments that shall be paid out of the Cash on Hand prior to 11:59 p.m. (Cincinnati, Ohio) on the day preceding the Closing Date (and in a manner that would result in there being no further liabilities or obligations to Parent in respect of the 2013 DSUs following the Effective Time) or otherwise fully reflected in the Estimated Closing Statement as a Company Transaction Expense, pursuant to written agreements in a form reasonably acceptable to Parent, and (b) all rights that any employees may have to receive deferred stock units or any other payments under the Deferred Stock Unit Plan (including any rights to receive deferred stock units under such employee’s employment agreement) in respect of calendar year 2014 (the “2014 DSUs”) to be amended to provide that such employee shall only be entitled to receive cash in lieu of receiving deferred stock units in an amount equal to the value of the deferred stock units, if any (the “2014 Cash Payment”), to which such employee may be entitled in respect of the 2014 DSUs pursuant to a written agreement in a form reasonably acceptable to Parent and in a manner that would result in the termination of the Deferred Stock Unit Plan and there being no further liabilities or obligations thereunder to Parent following the Effective Time other than payment of the 2014 Cash Payment.   Prior to the Closing, the Company shall not issue any deferred stock units under the Deferred Stock Unit Plan.

Section 6.14    Reporting Subsidiary Senior Notes Tender Offer.

(a)     The Company or the Reporting Subsidiary may, at the Company’s election, at least thirty (30) days (or such shorter time as agreed to by Parent in its sole discretion) prior to the anticipated Effective Time, commence (i) an offer to purchase any and all of the outstanding aggregate principal amount of Reporting Subsidiary Senior Notes in cash to close concurrently with the Closing using funds provided by Parent at Closing pursuant to Section 3.5(a) and (ii) a related consent solicitation to amend the Reporting Subsidiary Indenture to remove all of the restrictive covenants and Events of Default (as defined in the Reporting Subsidiary Indenture) that may be removed with the consent of the holders of a majority in aggregate principal amount of the Reporting Subsidiary Senior Notes (the “Notes Consent”, the actions described in the foregoing clause (ii), the “Indenture Amendments” and both actions described in the foregoing clauses (i) and (ii), together with any changes, amendments, extensions or modifications proposed by the Company and reasonably agreed to by Parent, are referred to collectively as the “Reporting Subsidiary Senior Notes Tender Offer”).  The Reporting Subsidiary Senior Notes Tender Offer shall be made on such terms and conditions (including any changes, amendments, extensions or modification of such terms and conditions) as determined by the Company and as are reviewed by and reasonably acceptable to Parent, and all Reporting Subsidiary Senior Notes Tender Offer Documents shall be in form and substance reasonably acceptable to Parent; provided, however, that the terms and conditions of the Reporting Subsidiary Senior Notes Tender Offer shall provide that such offer shall be contingent upon the consummation of the Merger at the Effective Time.  The Company shall coordinate the Reporting Subsidiary Senior Notes Tender Offer Process with the Parent and keep the Parent promptly and reasonably informed of all material information regarding status, results and timing of the Reporting Subsidiary Senior Notes Tender Offer; provided, further, that in no event shall the Reporting Subsidiary Senior Notes Tender Offer remain open after the last day of the Marketing Period or otherwise delay or adversely affect in any material respects the Debt Financing. Notwithstanding any other provision of this Section 6.14, the Company shall determine the offer price and may elect to terminate, withdraw or abandon the Reporting Subsidiary Senior Notes Tender Offer at any time, in each case in its sole discretion.

(b)     The Parent shall provide, and shall cause its Subsidiaries to provide, all cooperation reasonably requested by the Company or otherwise necessary or appropriate in connection with the Reporting Subsidiary Senior Notes Tender Offer.  Whether or not the Effective Time occurs, the Company will (x) pay, or cause to be paid, all fees (including attorneys’ or other advisory’s fees) and expenses incurred in connection with the Reporting Subsidiary Senior Notes Tender Offer (which amounts if not paid prior to the Closing will be included in the calculation of Company Debt) and (y) reimburse Parent for all reasonable and documented out-of-pocket costs incurred by Parent and its Subsidiaries in connection with this Section 6.14(a) on the earlier of the Effective Time or termination of this Agreement in accordance with Article IX (Termination).

(c)     The Reporting Subsidiary Senior Notes Tender Offer and other actions taken in connection therewith shall be conducted in accordance with the terms of the Reporting Subsidiary Indenture and all applicable rules and regulations of the SEC and other applicable Laws.

(d)     Neither the Company nor the Reporting Subsidiary shall, without the prior written consent of Parent, waive any condition to the Reporting Subsidiary Senior Notes Tender Offer or make any change, amendment or modification to the terms and conditions of the Reporting Subsidiary Senior Notes Tender Offer (including any extension thereof) other than as reasonably agreed between Parent and the Company or, in the reasonable judgment of the Company and Parent, as required to comply with applicable Law.

(e)     Promptly following receipt by the Reporting Subsidiary of the consents required in connection with the Indenture Amendments, the Company shall cause an appropriate supplemental indenture (the “Supplemental Indenture”) to become effective prior to or concurrently with the Closing providing for the Indenture Amendments; provided, however, that the Indenture Amendments set forth therein shall not become operative unless and until all conditions to the Reporting Subsidiary Senior Notes Tender Offer have been satisfied or waived by the Reporting Subsidiary (subject to reasonable consent of Parent) in accordance with the terms hereof and thereof and the Reporting Subsidiary accepts all Reporting Subsidiary Senior Notes (and related consents) validly tendered for purchase and payment pursuant to the Reporting Subsidiary Senior Notes Tender Offer, whereupon such Indenture Amendments shall become operative.  The form and substance of the Supplemental Indenture shall be reasonably satisfactory to Parent.

Section 6.15    Title to Company Intellectual Property. The Company shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to, within a reasonable period of time prior to the Closing Date, take all reasonable actions as may be reasonably required to reflect an Acquired Company as the owner of good and valid title to its material registrations and pending applications, free and clear of any security interest or Lien other than Permitted Liens, and to eliminate or correct any gaps or defects in the chain of title, ownership or lien status thereof.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CLOSING

Section 7.1      Conditions Precedent to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the affected Party:

(a)     No Legal Prohibition; Injunction. No statute, rule, regulation, ruling, consent, decree, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or Governmental Authority which would enjoin or otherwise prohibit the consummation by such Party of the transactions contemplated hereby.

(b)     HSR Act; Antitrust Approvals. The applicable waiting period, together with any extensions thereof, under the HSR Act, shall have expired or been terminated without objection, and all other notices, authorizations, consents or approvals required with respect to the Foreign Antitrust Approvals shall have been made or obtained.

Section 7.2      Conditions Precedent to Obligations of Parent, Intermediate Holdco and Merger Sub. The obligations of Parent, Intermediate Holdco and Merger Sub under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Parent:

(a)     Accuracy of Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 4.2 (Capitalization of the Company) shall be true and correct in all respects, except for inaccuracies that are de minimis, at and as of the Closing as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), (ii) the representations and warranties of the Company contained in Section 4.1 (Organization and

Qualification) and Section 4.3 (Subsidiaries) shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), (iii) the representations and warranties of the Company contained in Section 4.4 (Binding Obligation), Section 4.18(a) (Absence of Material Adverse Effect) and Section 4.19 (Brokers) shall be true and correct in all respects as of the Closing as if made at and as of such time, and (iv) the other representations and warranties of the Company contained ARTICLE IV that are not subject to clauses (i) through (iii) above shall be true and correct (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import set forth therein (other than Section 4.7 (SEC Filings; Financial Statements and Internal Controls)) at and as of the Closing as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect.

(b)     Performance of Covenants. The Company shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing (other than Section 6.8 (FIRPTA Certificate), Section 6.11 (Hedging Agreements) and Section 6.15 (Title to Company Intellectual Property)).

(c)     Certificate. Parent shall receive at the Closing a certificate from the Company, dated as of the Closing Date and executed by the Company, certifying its fulfillment of the conditions set forth in Section 7.2(a) (Accuracy of Representations and Warranties) and Section 7.2(b) (Performance of Covenants).

Section 7.3      Conditions Precedent to Obligations of the Company. The obligations of the Company under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the Company:

(a)     Accuracy of Representations and Warranties; Performance of Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of Parent, Intermediate Holdco and Merger Sub contained in ARTICLE V shall be true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing.

(b)     Performance of Covenants. Parent, Intermediate Holdco and Merger Sub shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by Parent, Intermediate Holdco and Merger Sub on or prior to the Closing.

(c)     Certificate. The Company shall receive at the Closing a certificate dated as of the Closing Date and validly executed on behalf of Parent, Intermediate Holdco and Merger Sub by an executive officer of Parent, Intermediate Holdco and Merger Sub, certifying the fulfillment of the conditions set forth in Sections 7.3(a) (Accuracy of Representations and Warranties) and 7.3(b) (Performance of Covenants).

Section 7.4      Frustration of Closing Conditions. None of Parent, Intermediate Holdco or Merger Sub may rely on the failure of any condition set forth in Sections 7.1 (Conditions Precedent to Each Party’s Obligations) or Section 7.2 (Conditions Precedent to Obligations of Parent and Merger Sub) to be satisfied if such failure was caused by the failure of Parent, Intermediate Holdco or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Sections 7.1 (Conditions Precedent to Each Party’s Obligations) and 7.3 (Conditions Precedent to Obligations of the Company) to be satisfied if such failure was caused by its failure to perform any of its obligations under this Agreement.

ARTICLE VIII

OTHER COVENANTS

Section 8.1      Transfer Taxes. All federal, state, local, foreign and other Transfer Taxes applicable to, imposed upon or arising out of the Merger shall be borne 100% by Parent. Parent shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 8.2      Access to Information. For a period of six (6) years after the Closing, Parent and the Surviving Corporation shall afford (and shall cause their respective Subsidiaries to afford) the  Representative and its representatives reasonable access during normal business hours, to the books and records of Parent and the Acquired Companies for a reasonable purpose (and shall permit such Persons to examine and copy such books and records to the extent reasonably requested by such party) and shall cause their Affiliates to furnish all information reasonably requested by the Representative and its representatives relating to the ownership or operations of the Acquired Companies prior to the Effective Time, provided, however, that subject to Section 10.17 (Provision with Respect to Legal Representation), nothing in this Section 8.2 shall require Parent or the Surviving Corporation to furnish to the Representative and its representatives any materials prepared by the Surviving Corporation’s financial or legal advisors which is subject to an attorney/client privilege or an attorney work product privilege or which may not be disclosed pursuant to applicable Law or unless the Representative and its representatives enter into a confidentiality agreement that is satisfactory to the Parent. For a period of six (6) years following the Closing, or such longer period as may be required by applicable Law or necessitated by applicable statutes of limitations, Parent shall, and shall cause the Acquired Companies to, maintain all such books and records in the jurisdiction in which such books and records were located prior to the Closing Date and shall not destroy or dispose of any such books and records.

Section 8.3      Director and Officer Liability and Indemnification.

(a)     Until, and for a period of six (6) years after, the Closing Date, the exculpation, indemnification and expense advance and reimbursement provisions contained in the Acquired Companies’ Organizational Documents limiting the personal liability of directors and officers for damages, shall not be amended, repealed or otherwise modified in any manner that would make any of such provisions less favorable to the directors or officers of the Acquired

Companies than pertain to such directors or officers on the date of this Agreement, unless required by Law. Without limiting the foregoing, from the Closing Date and for a period of six (6) years after the Closing Date, Parent and the Acquired Companies shall, (i) indemnify, defend and hold harmless the present and former officers and directors of the Acquired Companies (collectively, the “D&O Indemnified Parties”), from and against, and pay or reimburse the D&O Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and reasonable attorneys’ fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) resulting from or arising out of actions or omissions of such D&O Indemnified Parties occurring on or prior to the Closing Date (including the transactions contemplated by this Agreement) to the fullest extent permitted or required under (A) applicable Law or (B) the Acquired Companies’ Organizational Documents in effect on the date of this Agreement and subject to the terms of such Organizational Documents, including provisions relating to advancement of expenses incurred in the defense of any action or suit, and (ii) advance to any D&O Indemnified Parties expenses incurred in defending any action or suit with respect to such matters, in each case to the extent such D&O Indemnified Parties are entitled to indemnification or advancement of expenses under the Acquired Companies’ Organizational Documents in effect on the date of this Agreement and subject to the terms of such Organizational Documents; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim.

(b)     Parent and the Company hereby acknowledge that the D&O Indemnified Parties have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other entities and/or organizations (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”). Parent and the Company hereby agree that, with respect to any advancement or indemnification obligation owed, at any time, to a D&O Indemnified Party by Parent, the Company, the Representative or any Other Indemnitor, whether pursuant to any certificate of incorporation, by-laws, partnership agreement, operating agreement, indemnification agreement or other document or agreement and/or pursuant to this Section 8.3 (any of the foregoing is herein an “Indemnification Agreement”), Parent and the Company (i) shall at all times, be the indemnitors of first resort (i.e., their obligations to a D&O Indemnified Party shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by a D&O Indemnified Party shall be secondary), (ii) shall at all times be required to advance the full amount of expenses incurred by a D&O Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement (to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Agreement), without regard to any rights that a D&O Indemnified Party may have against the Other Indemnitors, and (iii) irrevocably waive, relinquish and release the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the D&O Indemnified Party Indemnitee must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before Parent and the Company must perform their expense advancement and reimbursement, and indemnification obligations, under this Agreement. Parent and the Company hereby further agree that no advancement, indemnification or other payment by the Other Indemnitors on behalf of a D&O Indemnified Party with respect to any claim for which a D&O Indemnified Party has sought indemnification from Parent or the Company shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such D&O Indemnified Party against Parent or the Company, and Parent or the Company shall jointly and severally indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such D&O Indemnified Party to the extent such amounts would have otherwise been payable by Parent or the Company to a D&O Indemnified Party.

(c)     If following the Closing, Parent or the Company, as the case may be, or any of their respective successors or assigns reorganizes or consolidates with or merges into any other Person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger, or transfers all or substantially all of its properties and assets to any Person or Persons. then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Company assume all of the obligations of Parent or the Company, as the case may be, as set forth in this Section 8.3.

(d)     Immediately prior to the Closing, Parent shall purchase, from an insurer chosen by the Company, a single payment, run-off policy of directors’ and officers’ liability insurance covering current and former officers and directors of any Acquired Company, the material terms of which, including coverage and amount, are no less favorable in any material respect to the D&O Indemnified Parties than the policy in effect as of the date hereof, such policy to become effective at the Closing and remain in effect for a period of six (6) years after the Closing.

(e)     This Section 8.3 is intended for the benefit of, and to grant third party rights to, persons entitled to indemnification and the Other Indemnitors under this Section 8.3 and the benefits of the exculpation, indemnification and expense advance and reimbursement provisions contained in the Acquired Companies’ Organizational Documents, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained herein.

Section 8.4      Employee Matters.

(a)     For a period of at least at least twelve (12) months following the Closing Date, Parent shall cause the Surviving Corporation to provide each employee of the Acquired Companies as of the Closing Date (the “Continuing Employees”) with (i) a base salary or wages and annual cash bonus opportunities (expressed as a percentage of base salary) that are no less favorable than the base salary or wages and annual cash bonus opportunities (expressed as a percentage of base salary) provided to such Continuing Employee immediately prior to the Closing Date and (ii) employee benefits (including retirement, severance and welfare benefits), benefit plans and programs substantially comparable in the aggregate to those provided by the Acquired Companies immediately prior to the Closing Date (without regard to any deferred compensation, stock or equity based compensation plans or programs). Notwithstanding the foregoing, nothing herein shall be construed to restrict Parent’s (or the Surviving Corporation’s or its applicable Subsidiary’s) ability after the Effective Time to terminate the employment of any Continuing Employee.

(b)     Parent shall cause the Surviving Corporation to cause any employee benefit policies or plans (including in each case with respect to severance benefits) covering the Continuing Employees following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Continuing Employee for all purposes, including vesting, eligibility and benefit entitlement (but excluding benefit accrual under any defined benefit pension plans), except to the extent such service credit would result in a duplication of benefits for the same period of service or was not recognized under the analogous Employee Benefit Plan. Parent shall use its reasonable best efforts to cause the Surviving Corporation to (i) for a period of at least at least twelve (12) months following the Closing Date, waive pre-existing condition limitations to the extent waived or not applicable under the analogous Employee Benefit Plan, and (ii) cause the Continuing Employees to be given credit under the applicable Post-Closing Plan for amounts paid prior to the Closing Date during the plan year in which the Closing Date occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Post-Closing Plan.

(c)     Notwithstanding any other provision of this Agreement to the contrary, each of Parent, Intermediate Holdco, Merger Sub, and the Company hereby acknowledges and agrees that all provisions contained in this Section 8.4 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Parent, Intermediate Holdco, Merger Sub, and the Acquired Companies or their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, (iii) shall create any third party beneficiary right under or by reason of this Section 8.4 in any other Person, including, without limitation, any current or former director, officer, employee or independent contractor of the Acquired Companies or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof) or (iv) shall create any right to continued employment with Parent, the Surviving Corporation or any of the Acquired Companies.

Section 8.5      Mutual Release. Effective as of the Closing, the Company Securityholders and the Company, on the one hand, and Parent and the Surviving Corporation, on the other hand, hereby unconditionally and irrevocably and forever release and discharge the other, its respective successors and assigns, and any present or former directors, managers, officers, employees or agents of the other (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at Law or in equity that such Party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever, in the case of the Company Securityholders solely relating to their direct or indirect ownership of capital stock of the Company prior to the Closing Date, in each case arising prior to the Closing; provided, however, that this release (i) does not extend to claims relating to any breach or alleged breach of this Agreement or any of the provisions set forth herein, (ii) shall not affect any employment-

related matters or matters affecting any Company Securityholder in his or her capacity as a manager, officer or employee of the Acquired Companies, and (iii) shall not affect any right to indemnification, exculpation or advancement of expenses (it being understood, for the avoidance of doubt, that advancement of expenses shall be solely with respect to indemnification and exculpation matters) to which (A) such Company Securityholder may be entitled as a result of such Company Securityholder’s equity interest in the Company or service as a director, manager, officer, employee, consultant or other representative of the Acquired Companies or (B) to which Oak Hill Capital Management, LLC and the Related Persons (as defined in the Expense Reimbursement Agreement) are entitled to under the Expense Reimbursement Agreement. Parent acknowledges that the Company Securityholders will be relying on the waiver provided hereby in connection with providing the Written Consent and that this Section 8.5 is intended for the benefit of, and to grant third party rights to the Company Securityholders to enforce this Section 8.5.

ARTICLE IX

TERMINATION

Section 9.1      Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a)     Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)     Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing in the event that a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred (A) that would cause the conditions set forth in Section 7.1 (Conditions Precedent to Each Party’s Obligations) or Section 7.2 (Conditions Precedent to Obligations of Parent, Intermediate Holdco and Merger Sub) not to be satisfied; and (B) such breach or failure is not, or is incapable of being, cured by the Company by the earlier of (x) the Outside Date or (y) thirty (30) calendar days following receipt by the Company of written notice of such breach or failure, provided that, at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement;

(c)     The Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing in the event that a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent, Intermediate Holdco or Merger Sub set forth in this Agreement shall have occurred (A) that would cause the conditions set forth in Section 7.1 (Conditions Precedent to Each Party’s Obligations) or Section 7.3 (Conditions Precedent to Obligations of the Company) not to be satisfied; and (B) such breach or failure is not, or is incapable of being, cured by Parent, Intermediate Holdco or Merger Sub by the earlier of (x) the Outside Date or (y) thirty (30) calendar days following receipt by Parent of written notice of such breach or failure, provided that, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement;

(d)     Either the Company or Parent, each in its sole discretion, may terminate this Agreement upon written notice to the other Parties, if the Closing shall not have been consummated on or before August 15, 2014 (the “Outside Date”), unless extended by written agreement of the Company and Parent; provided, that this Section 9.1(d) shall not be available to any Party (A) whose material breach of this Agreement has primarily been the cause of or resulted in the failure of the Closing to occur by such date or (B) during the pendency of any Proceeding by the other Party for specific performance of this Agreement pursuant to Section 10.14 hereof; and

(e)     The Company may terminate this Agreement upon prior written notice to Parent, if (i) the Closing shall not have occurred on or before the date required by Section 2.2 (Effective Time), (ii) all of the conditions to Closing set forth in Section 7.1 (Conditions Precedent to Each Party’s Obligations) and Section 7.2 (Conditions Precedent to Obligations of Parent, Intermediate Holdco and Merger Sub) have been satisfied at the time of such termination if the Closing were held at the time of such termination (other than conditions that, either (A) by their nature, are to be satisfied at the Closing (and which are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) or (B) the failure of which to be satisfied is the result of a material breach by Parent, Intermediate Holdco or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement), (iii) the Company has irrevocably notified Parent in writing that all conditions set forth in Section 7.3 (Conditions Precedent to Obligations of the Company), other than those conditions that, by their nature, are to be satisfied at the Closing (and which are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time), have been satisfied (or that it would be willing to waive any unsatisfied conditions in Section 7.3 (Conditions Precedent to Obligations of the Company) for purposes of consummating the Closing) and the Company is ready, willing and able to effect the Closing at the time of termination, and (iv) Parent, Intermediate Holdco and Merger Sub fail to consummate the Closing within the earlier of (x) the Outside Date and (y) two (2) Business Days after the delivery of the notice described in clause (ii) above;

Section 9.2      Effect of Termination. In the event of any termination of this Agreement as provided in Section 9.1 (Termination of Agreement), this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of any Party to any other Party, except that (i) the provisions of this Section 9.2 (Effect of Termination), Section 6.6(b) (Financing Cooperation) with respect to Parent’s Financing Cooperation Obligations, Section 9.3 (Termination Fee) and Article X (Miscellaneous) shall remain in full force and effect, and (ii) except as provided in, and subject to, Section 9.3 (Termination Fee), termination shall not preclude any Party from suing any other Party for any Willful Breach of this Agreement that occurred prior to such termination. The Confidentiality Agreement and the Guarantee shall survive any termination of this Agreement, subject to and in accordance with its terms and nothing in this Section 9.2 shall be construed to discharge or relieve any party to the Confidentiality Agreement or the Guarantee of its obligations thereunder.

Section 9.3      Termination Fee.

(a)     In the event that this Agreement is validly terminated by the Company in accordance with Section 9.1(c) or 9.1(e), then promptly, but in any event within two

(2) Business Days after the date of such termination, Parent shall pay or cause to be paid to the Company an amount in cash equal to the amount set forth on Schedule 9.3(a) (the “Parent Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated in writing by the Company. The Company shall have the right to assign its right to receive the Parent Termination Fee to one or more Persons in its sole discretion.

(b)     The Parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not otherwise enter into this Agreement; accordingly, if Parent fails to pay the Parent Termination Fee pursuant to Section 9.3(a) on or prior to the date such amounts are due hereunder, and, in order to obtain such payment, the Company commences an action or proceeding that results in a final, nonappealable judgment against Parent for the payment of the Parent Termination Fee pursuant to Section 9.3(a), Parent shall pay, or cause to be paid, to the Company interest on such amount at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder which shall accrue from such date through the date such payment is actually delivered to the Company or its designee, and the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company in connection with such action or proceeding).

(c)     Other than in connection with the enforcement of the Confidentiality Agreement, following any termination of this Agreement in accordance with its terms, in the event that Parent is required to pay the Parent Termination Fee pursuant to Section 9.3(a) and Parent pays the Parent Termination Fee, payment of such fee (and any Financing Cooperation Obligations and amounts paid or payable pursuant to Section 10.2 (Expenses) and 10.14 (Specific Performance) but only with respect to the enforcement of the payment of the Parent Termination Fee) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Acquired Companies, the Company Securityholders and each of their respective direct and indirect Affiliates, shareholders, members, managers, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents and representatives and each of their respective successors and assigns (collectively, the “Company Related Parties”) against Parent, Intermediate Holdco, Merger Sub, the Equity Financing Source, the Guarantor, the Debt Financing Sources and any of their respective former, current and future direct or indirect Affiliates, representatives, shareholders, members, managers, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents and representatives and each of their respective successors and assigns (collectively, the “Parent Related Parties”) for any losses, damages or liabilities suffered or incurred as a result of, in connection with, or under this Agreement, the Financing Commitments, the transactions contemplated by this Agreement or the Financing Commitments, including the failure of the Closing to occur, or for a breach or failure to perform hereunder or thereunder (in any case, whether willfully, intentionally, unintentionally or otherwise) or for any representation made or alleged to have been made in connection herewith or therewith, or otherwise.  Notwithstanding anything to the contrary in this Agreement, under no circumstances will any Company Related Party (or the Company Related Parties in the aggregate) be entitled to aggregate monetary damages or other monetary remedies for any losses, damages or liabilities suffered as a result of the failure of the transactions contemplated by this Agreement or in the Financing Commitments to be consummated or for a breach or failure to perform hereunder or thereunder (in any case, whether willfully, intentionally, unintentionally or otherwise) or for any representation made or alleged to have been made in connection herewith or therewith, in excess of the Parent Termination Fee (and any Financing Cooperation Obligations and amounts paid or payable pursuant to Section 10.2 (Expenses) and 10.14)(c) (Specific Performance) but only with respect to the enforcement of the payment of the Parent Termination Fee).

(d)     The Parties acknowledge and agree that (i) in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion and (ii) any payment of the Parent Termination Fee (and any Financing Cooperation Obligations and amounts paid or payable pursuant to Section 10.2 (Expenses) and 10.14(c) (Specific Performance) but only with respect to the enforcement of the payment of the Parent Termination Fee), as applicable, described in this Section 9.3 is not a penalty but is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

(e)     Notwithstanding anything herein to the contrary, the Parties further acknowledge and agree that the aggregate liability of the Company under, or related to, this Agreement whether or not this Agreement is terminated, and regardless of the reason for any such termination, shall not exceed an amount equal to the amount of the Parent Termination Fee.

ARTICLE X

MISCLLANEOUS

Section 10.1    Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and other agreements, in each case, contained in this Agreement, or in any instrument or certificate delivered by any Party at Closing, will survive the Closing, and none of the Parties or the Company Securityholders shall have any liability to each other after the Closing for any breach thereof, except for covenants and agreements which contemplate performance after the Closing or otherwise expressly by their terms survive the Closing, each of which will survive in accordance with its terms; provided that nothing in this Agreement shall prevent Purchaser or the Surviving Corporation from bringing a cause of action hereunder with respect to actual fraud under this Agreement.

Section 10.2    Expenses. Except as otherwise provided in this Agreement, each of Parent, Intermediate Holdco, Merger Sub, and the Company will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the foregoing or any other provision in the Agreement, Parent will be responsible for, and pay, 100% of (i) any filing fees in connection with the notification and report form under the HSR Act and any foreign anti-competition or antitrust filing(s), (ii) the fees and expenses of the Escrow Agent relating to the Escrow Agreement, (iii) all Transfer Taxes as contemplated by Section 8.1 (Transfer Taxes), and (iv) the run-off policy of directors’ and officers’ liability insurance and other expenses contemplated to be paid by Parent pursuant to Section 8.3 (Director and Officer Liability and Indemnification).

Section 10.3    No Third-Party Beneficiaries.    Except (i) as set forth in Sections 6.6 (with respect to the Financing Cooperation Indemnity), 8.3 (Director and Officer Liability and Indemnification), 8.5 (Mutual Release), 10.16 (Non-Recourse), 10.17 (for the benefit of Paul, Weiss, Rifkind, Wharton & Garrison LLP), and this Section 10.3, and (ii) following the Effective Time, the rights of the Company Securityholders to receive the Final Merger Consideration in accordance with Article III (Merger Consideration; Conversion of Securities; Exchange of Certificates, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, each Debt Financing Source is an express third party beneficiary of Section 9.3 (Termination Fee), Section 10.9 (Governing Law; Submission of Jurisdiction; Waiver of Jury Trial; Selection of Forum), Section 10.10 (Amendments and Waivers), Section 10.16 (Non-Recourse) and this Section 10.3.

Section 10.4    Entire Agreement. This Agreement, including the exhibits attached hereto, the Disclosure Letter and the other documents referred to herein, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement or any claim or cause of action otherwise arising out of or related to the transactions contemplated by this Agreement shall be those remedies, if any, explicitly set forth in this Agreement.

Section 10.5    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Parent and the Company (and following the Closing, the Representative); provided, that Parent may, at or following the Closing, without the consent of the Company or the Representative, assign or otherwise transfer is rights, interests or obligations hereunder to any of its Debt Financing Sources for purposes of creating a security interest herein or otherwise assigning such rights, interests or obligations as collateral in respect of the Debt Financing.

Section 10.6    Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the Parties will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

Section 10.7    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.8    Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one (1) Business Day after being sent to the recipient by facsimile transmission, by PDF file (portable document format file) or electronic mail, or (iv)

four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

(a)     If to Parent, Intermediate Holdco or Merger Sub, addressed to it at:

HMAN Group Holdings Inc.
c/o CCMP Capital Advisors, LLC
245 Park Avenue, 16th Floor
New York, NY 10167
Telephone: (212) 600-9600
Fax: (212) 599-3481
Attention: Richard Jansen, Esq. and Official Notice Clerk
Email: richard.jansen@ccmpcapital.com

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Telephone: (212) 310-8329
Fax: (212) 310-8007
Attention: David Blittner
Email: david.blittner@weil.com

(b)     If to the Company, addressed to it at:

OHCP HM Acquisition Corp.
10590 Hamilton Avenue
Cincinnati, Ohio 45231
Fax: (513) 595-8297
Attention: Doug Roberts
Email: Doug.Roberts@hillmangroup.com

c/o Oak Hill Capital Management, LLC
65 East 55th Street, 32nd Floor
New York, New York 10022
Telephone: (212) 527-8400
Fax: (212) 527-8450
Attention:	John R. Monsky, Esq.
Caitlin H. Melchior, Esq.
Email:	jmonsky@oakhillcapital.com
cmelchior@oakhillcapital.com

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas

New York, New York 10019
Telephone: (212) 373-3000
Fax: (212) 757-3990
Attention:	Angelo Bonvino, Esq.
Email:	abonvino@paulweiss.com

(c)     If to the Representative, addressed to it at:

Oak Hill Capital Partners III, L.P. and
Oak Hill Capital Management Partners III, L.P.
c/o Oak Hill Capital Management, LLC
65 East 55th Street, 32nd Floor
New York, New York 10022
Telephone: (212) 527-8400
Fax: (212) 527-8450
Attention:	John R. Monsky, Esq.
Caitlin H. Melchior, Esq.
Email:	jmonsky@oakhillcapital.com
cmelchior@oakhillcapital.com

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Telephone: (212) 373-3000
Fax: (212) 757-3990
Attention:	Angelo Bonvino, Esq.
Email:	abonvino@paulweiss.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 10.9    Governing Law; Submission of Jurisdiction; Waiver of Jury Trial; Selection of Forum.

(a)     This Agreement, and all Proceedings (whether in contract or tort, at law or in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)     Each of the Parties (i) irrevocably agrees that all Proceedings (whether in contract or tort, at law or in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be exclusively resolved in the Delaware Court of Chancery, or, if such court shall not have jurisdiction, any federal or state court sitting in Delaware, (ii) irrevocably agrees service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 10.8 (Notices) shall be effective service of process against it for any such Proceeding brought in any such court, and (iii) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court. Each of the Parties hereby agrees that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)     EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING (WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DEBT FINANCING COMMITMENTS, THE DEBT FINANCING, ANY ALTERNATIVE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING WITH RESPECT TO ANY PROCEEDING THAT INVOLVES EITHER PARTY’S REPRESENTATIVES OR THE DEBT FINANCING SOURCES.

(d)     Notwithstanding anything herein to the contrary, each Party acknowledges and irrevocably agrees (i) that any Proceeding, whether in contract or tort, at law or in equity or otherwise, involving any Debt Financing Source arising out of, or relating to, the transactions contemplated hereby, the Debt Financing Commitments, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (and the appellate courts thereof) and each Party submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court and agrees not to bring (or permit any of its Affiliates to bring or support anyone else in bringing) any such Proceeding in any other court, (ii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 10.8 (Notices) shall be effective service of process against it for any such Proceeding brought in any such court, (iii) to waive and hereby waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court, (iv) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law and (v) the Debt Financing Sources are express third party beneficiaries of, and may enforce, any provisions in this Section 10.9.

Section 10.10  Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. In the event that any party seeks an amendment to or waiver of Section 9.3 (Termination Fee), Section 10.3 (No Third-Party Beneficiaries), Section 10.9 (Governing Law; Submission of Jurisdiction; Waiver of Jury Trial; Selection of Forum), Section 10.16 (Non-Recourse) and this Section 10.10 (Amendments and Waivers) that is adverse to the Debt Financing Sources, the prior written consent of the Debt Financing Sources shall be required before any such amendment or waiver may become effective.

Section 10.11  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.12  Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.13  Incorporation of Exhibits, Schedules and Disclosure Letter. The exhibits, schedules and Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.14  Specific Performance.

(a)     The Parties agree that (i) irreparable damage would occur in the event that the provisions of this Agreement or obligations, undertakings, covenants or agreements of the Parties were not performed in accordance with their specific terms or were otherwise breached and (ii) money damages, even if available, would not be an adequate remedy for any such failure to perform or any breach of this Agreement.  Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court specified in Section 10.9 (Governing Law; Submission of Jurisdiction; Waiver of Jury Trial; Selection of Forum) without proof of actual damages or any requirement to post a bond, this being in addition to any other remedy to which they are entitled at law or in equity, and each Party agrees that it shall not oppose (and hereby waives any defense in any action for) the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law, in equity or otherwise.  Without limitation of the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by Parent and Merger Sub under this Agreement (including Section 6.2 (Efforts to Consummate; Regulatory Matters and Approvals) and Section 6.6 (Financing and Financing Cooperation), and including to cause Parent and Merger Sub to consummate the Merger and the Closing and to make the payments contemplated by this Agreement, including Article III (Merger Consideration; Conversion of Securities; Exchange of Certificates)).

(b)     Notwithstanding Section 10.14(a), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded to fund the transactions contemplated by this Agreement and consummate the Closing only in the event that (a) all conditions in Section 7.1 (Conditions Precedent to Each Party’s Obligations) and Section 7.2 (Conditions Precedent to Obligations of Parent, Intermediate Holdco and Merger Sub) have been satisfied or waived (other than conditions that, either (A) by their nature, are to be satisfied at the Closing (and which are, at the time the Company seeks specific performance pursuant to Section 10.14(a), capable of being satisfied if the Closing were to occur at such time) or (B) the failure of which to be satisfied is the result of a material breach by Parent, Intermediate Holdco or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement) and Parent fails to consummate the Merger on the date the Closing should have occurred pursuant to Section 2.2 (Effective Time), (b) the financing provided for by the Debt Financing Commitments (or, if alternative financing is being used in accordance with Section 6.6(a) (Financing), pursuant to the commitments with respect thereto) is available or will be made available at the Closing if the Equity Financing is funded at the Closing, (c) the Company has irrevocably notified Parent in writing that all conditions set forth in Section 7.3 (Conditions Precedent to Obligations of the Company), other than those conditions that, by their nature, are to be satisfied at the Closing, have been satisfied (or that it would be willing to waive any unsatisfied conditions in Section 7.3 (Conditions Precedent to Obligations of the Company) for purposes of consummating the Closing) and that if specific performance is granted and the Equity Financing and Debt Financing were funded, and Parent otherwise complies with its obligations hereunder, then the Closing will occur, and (d) Parent, Intermediate Holdco and Merger Sub fail to consummate the Closing within the earlier of (x) the Outside Date and (y) two (2) Business Days after the delivery of the notice described in clause (c) above.

(c)     In the event that the Company brings an action for specific performance pursuant to this Section 10.14, and a court rules that Parent, Intermediate Holdco or Merger Sub breached this Agreement in connection with its failure to effect the Closing in accordance with this Agreement, but such court declines to enforce specifically the obligations of Parent, Intermediate Holdco or Merger Sub to effect the Closing in accordance with this Agreement, then, in addition to the right of the Company to terminate this Agreement pursuant to Section 9.1 (Termination of Agreement), the Company shall be entitled, subject to Section 9.3, to seek payment of the Parent Termination Fee, and if, in connection therewith, the Company commences an action or proceeding that results in a final, nonappealable judgment against Parent for the payment of the Parent Termination Fee pursuant to Section 9.3(a), then Parent shall pay the Acquired Companies’ costs and expenses (including attorneys’ fees) in connection with all actions to collect the Parent Termination Fee and to seek specific performance of Parent’s, Intermediate Holdco’s and Merger Sub’s obligations to effect the Closing in accordance with this Agreement.

(d)     For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with this Section 10.14 and the payment of up to the Parent Termination Fee under Section 9.3 (and any Financing Cooperation Obligations and amounts paid or payable pursuant to Section 10.2 (Expenses) and 10.14(c) (Specific Performance) but only with respect to the enforcement of the payment of the Parent Termination Fee), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Closing to occur under Section 10.14 and the payment of the Parent Termination Fee (and any Financing Cooperation Obligations and amounts paid or payable pursuant to Section 10.2 (Expenses) and 10.14(c) (Specific Performance) but only with respect to the enforcement of the payment of the Parent Termination Fee) or, alternatively, any other monetary damages or other monetary remedies (subject, in each case, to Sections 9.3(c) and (d)), whether under this Agreement, the Financing Commitments or otherwise.

Section 10.15  Representative.

(a)     The Representative is hereby irrevocably appointed as the representative, agent, proxy, and attorney-in-fact for all the Company Securityholders for all purposes under this Agreement including the full power and authority on the Company Securityholders’ behalf:  (i) to consummate the transactions contemplated under this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (ii) to negotiate and settle disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (iii) to receive and disburse to the Company Securityholders any funds received on behalf of the Company Securityholders under this Agreement or otherwise, (iv) to withhold any amounts received on behalf of the Company Securityholders pursuant to this Agreement, including the Representative Holdback Amount, or otherwise to satisfy any and all obligations or liabilities incurred by the Company Securityholders or the Representative in the performance of their duties hereunder, (v) to direct the distribution of funds, designate or engage a paying agent to distribute funds (including, the Closing Date Cash Merger Consideration, the Adjustment Amount payable in accordance with Section 3.6 (Post-Closing Merger Consideration Adjustment and Payments), the determination and distribution of the Performance Transaction Bonus payable as provided for herein, and funds from the Escrow Account and the Representative Holdback Amount), make or direct payments of funds from the Representative Holdback Amount, give receipts for funds, authorize deliveries to Parent of cash from the Escrow Account in satisfaction of claims asserted by Parent, and object to any claims by any Person against the Escrow Account, (vi) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Company Securityholders) and (vii) to take all other actions to be taken by or on behalf of the Company Securityholders in connection with this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith. The Company Securityholders, by approving this Agreement (whether by vote or by execution of a Letter of Transmittal), further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Company Securityholder. All decisions and actions by the Representative shall be binding upon all of the Company Securityholders and no Company Securityholder shall have the right to object, dissent, protest or otherwise contest the same. If an allocation is not otherwise provided for in this Agreement, the Representative shall distribute funds to the Company Securityholders in accordance with their respective Pro Rata Share. Parent may conclusively rely, without independent verification or investigation, upon any such decision or action of the Representative as being the binding decision or action of every Company Securityholder, and Parent shall not be liable to any Company Securityholder or any other Persons for any actions taken or omitted from being taken by them or by Parent in accordance with or reliance upon any such decision or action of the Representative. The Representative shall act by a majority in interest of Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P.  The Representative shall have no duties or obligations to the Company Securityholders hereunder, except as expressly set forth in this Agreement.

(b)     By the approval of this Agreement, each Company Securityholder hereby severally, for itself only and not jointly and up to its Pro Rata Share, agrees to indemnify and hold harmless the Representative and its partners, managers, officers, agents and other representatives against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by such Persons in connection with any action, suit or proceeding to which the Representative or such other Person is made a party by reason of the fact that it is or was acting as the Representative pursuant to the terms of this Agreement, other than as a result of the Representative’s bad faith or willful misconduct.

(c)     Neither the Representative nor any of its members, managers, officers, agents or other representatives shall incur any liability to any Company Securityholder by virtue of the failure or refusal of such Persons for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder, except for actions or omissions constituting bad faith or willful misconduct. The Representative and its members, managers, officers, agents and other representatives and their respective Affiliates shall have no liability in respect of any Proceeding brought against such Persons by any Company Securityholder, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, unless such Persons took or omitted taking any action in bad faith or as result of willful misconduct.

(d)     The Representative shall have the right, in its sole discretion, to recover from any amounts withheld by the Representative, including without limitation, the Representative Holdback Amount, its reasonable out-of-pocket expenses incurred in the performance of its duties hereunder (the “Charges”). In the event such amounts are insufficient to satisfy the Charges, then the Representative may direct the Escrow Agent to pay to the Representative such deficit from the Escrow Amount. In event the Escrow Amount is insufficient to satisfy such deficit, each Company Securityholder will be obligated to pay any remaining unpaid amounts to the Representative on a several, and not joint, basis, up to each such Company Securityholder’s Pro Rata Share.

(e)     In furtherance of, and without limiting any rights of the Representative set forth in, Sections 10.15(a)(iv), 10.15(a)(v) and 10.15(d), the Representative shall have the right and the Company Securityholders hereby authorize the Representative, to withhold from the Closing Date Merger Consideration the Representative Holdback Amount (in connection with the allocation and distribution of the Closing Date Merger Consideration in accordance with Article III (Merger Consideration; Conversion of Securities; Exchange of Certificates)) to satisfy potential future obligations of the Company Securityholders and expenses incurred by the Representative in connection with performing its obligations under this Agreement and the Escrow Agreement. The Representative Holdback Amount shall be retained by the Representative until such time as the Representative shall determine, and, subject to the terms of this Agreement, the balance of the Representative Holdback Amount, if any, shall be delivered by the Representative or a paying agent designated by the Representative to the Company Securityholders as if such amounts were being distributed pursuant to Section 3.7(a)(i) (Positive Adjustment Amount). The Company Securityholders will not receive any interest or earnings on the Representative Holdback Amount and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Representative Holdback Amount other than as a result of its bad faith or willful misconduct. The Representative Holdback Amount shall be held in an FDIC-insured account or accounts at a nationally recognized financial institution.

(f)     In the event that the Representative becomes unable or unwilling to continue in its capacity as Representative, or if the Representative resigns as the Representative, a majority-in-interest of the Company Securityholders may by written consent appoint a new representative as the Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of a majority-in-interest of the Company Securityholders must be delivered to Parent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.

Section 10.16        Non-Recourse. Except as set forth in the Confidentiality Agreement, Equity Financing Commitments and Guarantee (i) this Agreement may be enforced only against, and any Proceeding based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party and (ii) with respect to each Party, no past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of such named Party, and none of the other Company Related Parties or the other Parent Related Parties (other than the Equity Financing Source and the Guarantor), shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named Party or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. The provisions of this Section 10.16 are intended to be for the benefit of, and enforceable by the directors, officers, employees, incorporators, members, partners, stockholders, agents, attorneys, advisors, lenders and other representatives and Affiliates and the other Company Related Parties and the other Parent Related Parties (other than the Equity Financing Source and the Guarantor) referenced in this Section 10.16 and each such Person shall be a third-party beneficiary of this Section 10.16. This Section 10.16 is intended to benefit and may be enforced by the Debt Financing Sources and shall be binding on all successors and assigns of the Company.

Section 10.17         Provision With Respect to Legal Representation. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP may serve as counsel to the Representative and its Affiliates, on the one hand, and the Acquired Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other documents referred to herein and the consummation of the transactions contemplated by this Agreement and the other documents referred to herein, and (ii) following consummation of the transactions contemplated hereby, Paul, Weiss, Rifkind, Wharton & Garrison LLP may serve as counsel to the Representative and any manager, director, member, partner, officer, employee or affiliate of the Representative, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement (any such representation, the “Post-Closing Representation”), notwithstanding such representation. Each of the Parties hereby does, and shall cause each of its Affiliates to, consent to the foregoing arrangements and irrevocably waive (and will not assert) any actual or potential conflict of interest or any objection that may arise from any representation by Paul, Weiss, Rifkind, Wharton & Garrison LLP expressly permitted hereunder (notwithstanding the fact that Paul, Weiss, Rifkind, Wharton & Garrison LLP may have represented, and may currently or in the future represent, Parent and/or any of its Affiliates (including any portfolio companies) or representatives with respect to matters unrelated to this Agreement, the other documents referred to herein and the transactions contemplated in this Agreement and the other documents referred to herein). Parent and the Company acknowledge that the foregoing provision applies whether or not Paul, Weiss, Rifkind, Wharton & Garrison LLP provides legal services to the Surviving Corporation or any of its subsidiaries after the Closing Date. Each of Parent and the Company, on their own behalf and on behalf of their directors, members, officers employees and Affiliates, and each of their successors and assigns, hereby irrevocably acknowledges and agrees that all communications between the Representative and its counsel and the Acquired Companies and its counsel, including Paul, Weiss, Rifkind, Wharton & Garrison LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated by any of the foregoing, or any matter relating to any of the foregoing, are privileged communications between such Party and such counsel and from and after the Closing do not pass to Parent or the Surviving Corporation notwithstanding the Merger and instead survive, remain with and are controlled by the Representative (the “Privileged Communications”), without any waiver thereof. Neither the Surviving Corporation nor any Person purporting to act on behalf of or through Parent or the Surviving Corporation or any of their Affiliates, will seek to obtain the same by any process. Parent and the Surviving Corporation, together with any of their respective affiliates, subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email accounts of the Company or the Surviving Corporation, or otherwise (including in the knowledge of their officers and employees), in any action against or involving any of the Parties after the Closing. Parent and Surviving Corporation agree not to assert that the privilege has been waived as to the Privileged Communications that may be located in the records or email server (or in the knowledge of the officers and employees) of the Company or the Surviving Corporation. From and after the Closing, each of Parent and the Surviving Corporation, on behalf of itself and its Affiliates, waives and will not assert any attorney-client privilege with respect to any communication between Paul, Weiss, Rifkind, Wharton & Garrison LLP and the Acquired Companies occurring prior to the Closing in connection with any Post-Closing Representation. Parent acknowledges that the Company and Paul, Weiss, Rifkind, Wharton & Garrison LLP will be relying on the waiver provided hereby and that this Section 10.17 is intended for the benefit of, and to grant third party rights to Paul, Weiss, Rifkind, Wharton & Garrison LLP to enforce this Section 10.17. Parent further acknowledges that its consent and waiver under this Section 10.17 is voluntary and informed, and that it has obtained independent legal advice with respect to this consent and waiver. This Section 10.17 shall amend, restate and supersede any other conflict waiver entered by Parent or one of its Affiliates in favor of Paul, Weiss, Rifkind, Wharton & Garrison LLP in connection with the transactions contemplated by this Agreement, including without limitation any such conflict waiver in the Confidentiality Agreement.

Section 10.18        Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or by PDF file (portable document format file)), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

PARENT:

HMAN GROUP HOLDINGS INC.

By:	/s/ Alberto J. Delgado
	Name:	Alberto J. Delgado
	Title:	President and Treasurer

INTERMEDIATE HOLDCO:

HMAN INTERMEDIATE HOLDINGS CORP.

By:	/s/ Alberto J. Delgado
	Name:	Alberto J. Delgado
	Title:	President and Treasurer

MERGER SUB:
HMAN MERGER SUB CORP.

By:	/s/ Alberto J. Delgado
	Name:	Alberto J. Delgado
	Title:	President and Treasurer

COMPANY:

OHCP HM ACQUISITION CORP.

By:	/s/ Kevin Mailender
	Name:	Kevin Mailender
	Title:	Authorized Signatory

[MERGER AGREEMENT SIGNATURE PAGE]

REPRESENTATIVE:

OAK HILL CAPITAL PARTNERS III, L.P.

By:	OHCP GenPar III, L.P.,
its General Partner

By:	OHCP MGP Partners III, L.P.,
its General Partner

By:	OHCP MGP III, Ltd.,
its General Partner

By:	/s/ John R. Monsky
	Name:	John R. Monsky
	Title:	Authorized Signatory

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.

By:	OHCP GenPar III, L.P.,
its General Partner

By:	OHCP MGP Partners III, L.P.,
its General Partner

By:	OHCP MGP III, Ltd.,
its General Partner

By:	/s/ John R. Monsky
	Name:	John R. Monsky
	Title:	Authorized Signatory

Signature Page to Agreement and Plan of Merger